As filed with the Securities and Exchange Commission on October 21, 2016.

Registration No. 333-213982

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOTA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	3721	27-0225275
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

81 Daggett Drive
San Jose, CA 95134
(408) 370-1248

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Faro
President and Chief Executive Officer
Mota Group, Inc.
81 Daggett Drive
San Jose, CA 95134
(408) 290-4080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel. No.: 212-407-4000 Fax No.: 212-407-4990	Edwin L. Miller Jr. Avinash R. Rao Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Tel. No.: 617-398-0408 Fax No.: 617-338-2880

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)
Common Stock, $.0001 par value	$23,000,000	$2,665.70
Representative’s Warrants to Purchase Common Stock(3)	$—	$—
Common Stock underlying Representative’s Warrants, $.0001 par value(4)	$1,437,500	$166.61
Total	$24,437,500	$2,832.31	(5)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the right to purchase, if any.
(3)	We have agreed to issue warrants exercisable within five years after the effective date of this registration statement representing 5% of the securities issued in the offering, excluding any over-allotment securities (the “Representative’s Warrants”) to Joseph Gunnar & Co., LLC. The Representative’s Warrants will be exercisable at a per share price equal to 125% of the common stock public offering price. Resales of the Representative’s Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of shares issuable upon exercise of the Representative’s Warrants are also being similarly registered on a delayed or continuous basis hereby. See “Underwriting.” In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Representative’s Warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(4)	Represents the maximum number of shares of common stock issuable upon exercise of the Representative’s Warrants.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	OCTOBER 21, 2016

     Shares
Common Stock

Mota Group, Inc.

This is an initial public offering of shares of common stock of Mota Group, Inc.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between      and      . We have applied to list our common stock on the NASDAQ Capital Market under the symbol “MOTA.” No assurance can be given that our application will be approved.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds, Before Expenses	$	$
(1)	We have agreed to pay a non-accountable expense allowance to the underwriters of 1.0% of the gross proceeds received in this offering and to reimburse the underwriters for other out-of-pocket expenses relating to this offering. See “Underwriting.”

We have granted the underwriters a 45-day option to purchase up to      additional shares of common stock at the public offering price less the underwriting discount solely to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $    , and the additional proceeds to us, before expenses, from the over-allotment option exercise will be      .

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about            , 2016.

Joseph Gunnar & Co.

Prospectus dated            , 2016

We have not authorized anyone to provide you with any information or to make any representation, other than those contained in this prospectus or any free writing prospectus we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only in circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, TM and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus. Unless the context suggests otherwise, references in this prospectus to “MOTA,” “we,” “us” and “our” refer to Mota Group, Inc. and its subsidiaries.

Unless we specifically state otherwise, all information in this prospectus gives effect to a one-for-     stock split to be effected prior to the effective date of the registration statement of which this prospectus is a part and assumes (i) no exercise of the underwriters’ option to purchase up to an additional      shares of common stock; and (ii) no exercise of warrants to be issued to the representative of the underwriters on the closing of this offering to purchase a number of shares equal to 5% of the shares sold in connection with this offering, or      shares, exercisable at a price per share equal to the 125% of the offering price of this offering (the “Representative’s Warrants”).

The Company

Overview

We design, manufacture and market consumer products — including recreational and commercial drones, smart wearables and innovative mobile accessories for smartphone and camera users. We try to identify opportunities where users can benefit from new technology, identify the gaps and areas that can be simplified and enhanced, and develop these opportunities into products. Since 2012, we have sold and shipped over 1.7 million units of our products to consumers worldwide.

Mota Group has two principal divisions:

•	MOTA — Develops, manufactures and markets recreational and commercial drones and other unmanned aerial systems (UASs). We have two lines of drones: recreational (consumer) drones (under our JETJAT brand) and UAS platforms for commercial applications (under our Pro Live and GIGA brands). Many of our drones are capable of delivering real-time video, automatic control, tracking and geographic data, which increases flexibility in planning and execution.
•	TAMO — Designs, manufactures and markets stylish wearables, virtual reality products, portable power products and mobile accessories, including smartwear and wearables, portable power products and mobile accessories.

Our operations are substantially integrated — we start with an idea; we engage in the design process either in-house or in conjunction with third parties; we manufacture our products in outsourced factories, most of which are in China; and we distribute them both from company-owned fulfillment centers and through major retail, e-commerce, and independent dealers throughout North America (and soon Europe and Latin America). Our integrated development process allows us to focus on product quality, timeliness, marketing and customers for the entire commercialization cycle. Since our founding in 2003, we have streamlined our operations to enable us to rapidly deliver advanced, innovative solutions that are also easy to use and fun.

Products

Product Lines

We have a broad range of products, including four major product lines:

•	Drones and Unmanned Aircraft Systems (UAS)
º	Ultra-small recreational drones with highly advanced features.
º	Autonomous commercial drones for industrial and civilian uses with artificial intelligence and robotics features.
º	Virtual reality products and accessories that enable drones to livestream video feeds.

•	Smartwear and Electronics
º	Smartwatches and other devices to make smartphones more useful.
º	Activity trackers and fitness products.
º	A patent-pending wireless charger that adds run time for GoPro camera.
º	Household automation, such as automatic pet feeders.
•	Mobile Accessories
º	Attractive accessories that are needed on daily basis, such as portable power products, smartphone battery cases, cables and similar products in the latest consumer styles.
•	Toys
º	Toys for a wide range of ages.
º	Remote, robotic, wooden, skill, and educational toys for toddlers to teens.
Our Existing Drone Products

Recreational Drones.  In our recreational drone line, our JETJAT Nano series drones bring the thrill of flight to almost everyone anywhere. Our JETJAT® ULTRATM drone, for example, which has a built-in streaming camera yet fits in the palm of your hand, creates indelible family memories, much like the first Kodak cameras, with the ability to record personal events from vantage points never before possible and stream them to the phone and internet. It provides novel capabilities for our NanoTM Series, such as live streaming video to a smartphone and throw-to-fly, along with ease-of-use features such as one-touch take-off that are designed to elicit consumer interest in our drones, some of which are smaller than a golf ball. Current retail prices for our recreational drones range from $40 to $130.

Commercial Drones.  Our highly versatile commercial drones are adaptable for specialized applications including construction, agriculture, energy, cinematography, real-estate marketing, sports training, aerospace and defense, and many others. Current retail prices for our commercial drones range from $200 to $1,000.

Markets

Drones.  In March 2016, Goldman Sachs estimated the worldwide total addressable market for non-military drones at $38 billion by 2020. In May 2016, NPD Group’s Retail Tracking Service reported that U.S. drone sales grew 224% from April of 2015 to April of 2016. In 2015 Goldman Sachs estimated the increase in revenue and shipped units for non-military drones, as follows:

Year	2013	2014	2015E	2016E	2017E	2018E	2019E	2020E
Revenue (in million)	$250M	$700M	$1600M	$2250M	$2700M	$2950M	$3200M	$3350M
Units	200,000	900,000	2,200,000	3,400,000	4,400,000	5,500,000	6,600,000	7,600,000

In January 2016, the Consumer Technology Association, a trade association for the U.S. consumer electronics industry, predicted sales of non-military drones in the U.S. will exceed 2.8 million units in 2016, a 149 percent increase over 2015. In May 2015, the same source estimated that drone flights will reach one million per day within the next 20 years, unless there are regulatory impediments.

Smartwear and Toys.  Our other large, high-growth markets include smartwear and toys. Gartner forecasts sales of wearable electronic devices at $28.7 billion in 2016. IDC estimates worldwide shipments of wearables at 110 million units by the end of 2016, doubling to 237 million units by 2020.

The U.S. toy industry had its best year in a decade in 2015. NPD Group estimated growth at 7% over 2014 and the total U.S. toy industry at $24 billion in 2015.

Marketing

We sell our products through multiple prominent retailers, including Amazon, Best Buy, Staples, Office Depot, Groupon, and Walmart. We also partner with large electronics distributors such as Ingram Micro, Synnex Corp. and D&H Distributing, both domestically and internationally. Some of these distributors also provide local technical support for our products. Our focus is to leverage our distribution network to identify and market added value specialty and consumer electronics products.

Recent Performance

Beginning in 2015, we have focused on the rapidly growing markets for consumer drones and commercial unmanned aircraft systems (UAS). These products have higher margins than our legacy products, but also have higher upfront development costs.

In 2015 and to date in 2016, cash constraints have limited our transition to a focus on drones and related development programs. Although we were able to successfully introduce our first suite of drone products in the second half of fiscal 2016, the transition caused a decrease in overall revenue in 2015 and 2016. We believe that the proceeds of this offering will enable our growth plans by accelerating our ability to create innovative drone features, as well as increase our selling channels. These funds will also allow us to expand into worldwide markets such as Canada, Mexico and Europe by giving us additional funds for licensing, export and import, warehousing, product certifications, packaging, marketing and local support for our products in each region. For instance, retailers in Mexico require all radio frequency operated devices, including drones, to be governmentally certified, in order to be mass marketed. Obtaining such certification, especially for the range of products we offer, is a significant expense. In addition, attending local tradeshows and funding marketing and promotional budgets with European, Canadian and Mexican distributors is essential to penetrate and gain market share in these markets. As our growth strategy is implemented, we will phase out our low-margin, low cost products that are volume-based, such as plastic phone cases, low priced-toys, and most of the portable power accessories. Our legacy products that we intend to continue to sell are our high volume toys such as our train series (Holiday Train Set with Smoke and Sound). We believe that we have demonstrated our growth potential by our ability, even though cash-constrained, to continually introduce new products to market while keeping their ease-of-use and “fun” aspects as core attributes, along with low cost.

Drone Features Under Development

We expect to introduce a number of drone features in 2016 and 2017. One of the most innovative products in our development pipeline is DRONE HANDSTM, which will allow drones to automatically take certain pre-programmed actions in-flight. We believe DRONE HANDS, in particular, has the ability to revolutionize the UAS market by introducing AI and robotic features in UAS operations for fully autonomous operation. A DRONE HANDS feature on a drone for precision agriculture, for example, could enable adaptive autonomous operations, whereby the drone could adapt its mission by re-prioritizing its tasks to take into account changes in environmental conditions that occur during flights, such as wind.

Other Products Under Development

Consumer electronics is a constantly changing industry. We expect to enhance our products to include ancillary technologies that advance in parallel with drone technologies and can be used in other markets that directly or indirectly involve drone and related technologies. For these products, we expect Augmented Reality, Virtual Reality, and Robotics to be among the features with the greatest demand. We expect to work on acquisitions or partnership with companies in this space in 2017 and 2018. Although we do not have any agreements for acquisitions or partnerships in place, we anticipate using a portion of the proceeds from this offering for such purposes. We do not yet know, however, how much funding will be needed for such purposes.

Growth Strategy

We intend to grow our business, both domestically and internationally, by continuing to innovate in the growing markets for drones/UAS and consumer electronics. Key components of this strategy include the following:

•	Market our drones to new categories of customers, including the mass market, the real-estate industry, military, law enforcement and other commercial users. We intend to increase the penetration of our UAS products within the U.S. military, the militaries of allied nations and non-military U.S. customers, as well as law enforcement and first responder agencies. We believe our UAS platforms are uniquely capable of addressing the needs of these target markets and that the demand for recreational, commercial and civil UAS deployments will continue to grow rapidly.
•	Deliver innovative solutions. Innovation is the primary driver of our growth. We plan to continue our efforts to enable us to satisfy our customers through better, more capable products and services, in response to, and in anticipation of, their needs, and continue to deliver innovative new products that address needs within and outside of our current target markets. Our principal focus will be on innovative, high margin, products.
•	Increase our marketing efforts in UAS and hobby drones. We strive to utilize industry experience we have accumulated to increase our presence in the drone market by investing in customer satisfaction, branding, product quality and innovation.
•	Foster our entrepreneurial culture and continue to attract, develop and retain highly-skilled personnel. We have created a corporate culture that encourages ideas, innovation, collaboration and an entrepreneurial spirit, which helps to attract highly skilled professionals. We intend to further nurture this culture to promote the development of innovative, highly technical solutions. A core component of our culture is the demonstration of trust and integrity in all of our interactions, contributing to a positive work environment and engendering loyalty among our employees and customers.
•	Innovative use of fulfillment centers and carriers to reach end-user customers faster. We utilize third-party fulfillment centers in strategic locations in California and other states, and in the UK, Mexico, Canada, and Hong Kong. We typically airfreight smaller electronic accessories and drones/UAS, while accessories and packaging are typically shipped via ocean freighter from our manufacturers in China to our fulfillment centers, where the products are packaged for retail sale. Managers monitor inventory levels to ensure the optimum balance. This strategy allows us to reach customers faster, reduce shipping costs, improve shipment accuracy, reduce custom levies, customize products for local markets, and reduce inventory levels. It also allows us to improve flexibility, allowing us to act faster, and reduce labor costs while enhancing customer satisfaction.
•	Expanding distribution worldwide. We have worked over the years, and will continue to pursue, increasing our distribution base from a relatively small number of e-commerce platforms to major distribution channels such as Ingram Micro, SYNNEX, D&H and others in key markets worldwide. This strategy will enable us to increase demand for our products and deepens brand loyalty due to localized sales and support.
•	Preserve our agility and flexibility. Our organization is designed from the ground-up to be adaptable. This unique adaptability has allowed us to adjust as customer demands change overtime. We are able to respond rapidly to evolving markets and deliver new products quickly, efficiently and affordably. We believe that this ability helps us to strengthen our relationships with customers and be able to identify market needs faster and better. We intend to maintain our agility, adaptability, and flexibility, which we believe to be important sources of differentiation when we compete against larger and better-funded competitors. See “Competitive Advantages” below.

Risks Affecting Our Business

Investing in our common stock involves significant risks and uncertainties. You should carefully consider the risks and uncertainties discussed under the section titled “Risk Factors” elsewhere in this prospectus before making a decision to invest in our common stock. If any of these risks and uncertainties occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. Below is a summary of some of the principal risks we face:

•	We operate in rapidly evolving markets, which makes it difficult to plan product strategy;
•	We face competition from other firms, many of which have substantially greater resources;

•	Failure to obtain any necessary regulatory approvals or new restrictions imposed on drone users by either domestic or international agencies may inhibit sales;
•	Our growth strategy for our drones and consumer electronics products is dependent on expanding into new customer categories and gaining broad consumer recognition and acceptance. We may not be able to successfully implement this strategy;
•	If critical components of our products that we currently purchase from a small number of suppliers or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business;
•	If we fail to protect, or incur significant costs in defending, our intellectual property and other proprietary rights, our business and results of operations could be materially harmed; and
•	Our management, whose interests may not be aligned with yours, is able to control the vote on all matters requiring stockholder approval.

Emerging Growth Company under the JOBS Act

As a company with less than $1.0 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;
•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and
•	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Our Corporate Information

We were originally organized in 2003 as a limited liability company under the laws of California as KingRidge LLC, We changed our name to UNorth, LLC in September 2008. In August 2014, we reorganized as UNorth, Inc., a Delaware corporation and subsequently changed our name to “Mota Group, Inc.” in March 2016. Our principal executive offices are located at 81 Daggett Drive, San Jose, CA 95134. Our telephone number is (408) 370-1248. Our corporate website address is http://www.mota.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

Going Concern

We have incurred operating losses and had negative operating cash flows and may continue to generate negative cash flows as we implement our business plan. There can be no assurance that our continuing efforts to execute our business plan will be successful and that we will be able to continue as a going concern. The report of our independent registered public accounting firm with respect to our financial statements for the years ended June 30, 2016 and 2015 indicates that our recurring losses and negative cash flows from operations and the need for additional capital raise substantial doubt about our ability to continue as a going concern. During the years ended June 30, 2016 and 2015, we had a net loss of approximately $2,431,000 and $299,000, respectively, and net cash used in operations of approximately $1,718,000 and $11,000, respectively, and our working capital deficit amounted to approximately $133,000 as of June 30, 2016.

Recent Bridge Financing

During January and February 2016, we consummated the closing of a private bridge financing of convertible notes (the “Convertible Bridge Notes”) in the aggregate principal amount of approximately $950,000 with maturity dates in January and February of 2018. The Convertible Bridge Notes issued in the bridge financing bear interest at the rate of 8% per annum, are unsecured and will convert into shares of our common stock upon the closing of this offering or any financing of at least $5,000,000 (“Qualified Financing”), at a conversion price equal to (i) 75% of the offering price (“Qualified Financing Price”), in the event such investor has purchased Convertible Bridge Notes in the aggregate principal amount of at least $500,000, (ii) 82% of the offering price in the event such investor has purchased Convertible Bridge Notes in the aggregate principal amount of at least $250,000 but less than $500,000, or (iii) 93% of the offering price in the event such investor has purchased Convertible Bridge Notes in the aggregate principal amount of less than $250,000. Interest expense on these convertible notes amounted to approximately $36,800 for the year ended June 30, 2016.

The table below summarizes the details, including the conversion prices, for each debenture outstanding at June 30, 2016:

Date of Debentures	Interest Rate	Conversion Price	Balance
Debenture#1 – January 17, 2016	8%	75% of Qualified Financing Price	$500,000
Debenture#2 – January 21, 2016	8%	93% of Qualified Financing Price	50,000
Debenture#3 – January 26, 2016	8%	93% of Qualified Financing Price	100,000
Debenture#4 – January 26, 2016	8%	82% of Qualified Financing Price	300,000
			$950,000

On September 12, 2016, we consummated a bridge financing of Convertible Bridge Notes with an investor in the principal amount of $500,000 for a 2-year term with a maturity date in September 2018. This Convertible Bridge Note bears interest at the rate of 8% per annum, is unsecured and will convert into our shares of common stock upon the closing of a Qualified Financing at a conversion price equal to 75% of the Qualified Financing Price. This Convertible Bridge Note is subject to the same terms as those previously executed.

On October 8, 2016, we consummated a bridge financing of a Convertible Bridge Note with an investor in the principal amount of $200,000 for a 2-year term with a maturity date in October 2018. This Convertible Bridge Note bears interest at the rate of 8% per annum, is unsecured and will convert into our shares of common stock upon the closing of a Qualified Financing at a conversion price equal to 93% of the Qualified Financing Price. This Convertible Bridge Note is subject to the same terms as those previously executed.

On October 12, 2016, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with a lending institution for a Senior Secured Redeemable Debenture (“Debenture”). We issued an initial Debenture in the amount of $1,500,000 and received cash proceeds of approximately $1,338,000 (net of fees of approximately $162,000). We used part of the cash proceeds to repay the Bank Loan in the amount of approximately $128,000 on October 12, 2016. Under the terms of the Purchase Agreement, we were granted the option to issue additional Debentures up to a maximum amount of $3,000,000 if certain conditions are met including (i) no default occurs during the term of the Purchase Agreement, and (ii) approval by lending institution. The Debenture carries an interest rate of 18% per annum, is secured by our assets, and is personally guaranteed by two of our principal stockholders and officers. We are required to remit interest payments only for the months of November and December 2016, and monthly payments including principal and interest during the period between January 2017 and January 2018. We have the right to redeem the debenture in full prior to its maturity date. The Securities Purchase Agreement is subject to certain fees, including an advisory fee of $300,000, which is due in three installments, and has a term of 15 months from the closing date.

The Offering

Common stock offered by us
shares
Common stock to be outstanding immediately after the offering shares
Option to purchase additional shares
We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional shares of common stock (15% of the total number of shares of common stock sold in the initial public offering).
Use of proceeds
We estimate that the net proceeds from this offering, based on an assumed offering price of $ per share and after deducting underwriting discount and estimated offering expenses payable by us, will be approximately $ . We intend to use the net proceeds of this offering for working capital and other general corporate purposes, including to finance our growth, enhance and improve our products, fund capital expenditures, and expand our existing business through investments in or acquisitions of other businesses, products or technology. See the section titled “Use of Proceeds.”
Risk factors
You should read “Risk Factors” beginning on page 10 for a discussion of factors to consider carefully before deciding to invest in our common stock.
Proposed NASDAQ Capital Market symbol
“MOTA”

The number of shares of our common stock to be outstanding immediately after this offering is based on 5,520,000 shares of our common stock outstanding as of June 30, 2016.

Unless otherwise stated, all information in this prospectus assumes:

▪	a -for-1 stock split to be effected on , 2016;
▪	the automatic conversion into shares of common stock of our Convertible Bridge Notes (including accrued interest) immediately prior to the pricing of this offering, based on an assumed initial public offering price $ per share, the midpoint of the price range set forth on the cover page of this prospectus, at a weighted average conversion price equal to % of the public offering price; and
▪	no exercise of the underwriters’ over-allotment option to purchase additional shares; and
▪	no exercise of the Representative’s Warrants.

Summary Consolidated Financial Information and Other Data

The following table summarizes our consolidated financial data. We have derived the summary consolidated statements of operations data for the years ended June 30, 2016 and 2015 and the consolidated balance sheet data as of June 30, 2016 and 2015 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Capitalization,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended June 30,
	2016	2015
Consolidated Statements of Operations Data:
Net revenue	$3,977,992	$8,041,402
Cost of goods sold	2,559,891	4,757,275
Gross profit	1,418,101	3,284,127
Operating expenses:
Selling expenses	1,500,115	1,678,231
General and administrative expenses	2,126,698	1,796,933
Total operating expenses	3,626,813	3,475,164
Loss from operations	(2,208,712)	(191,037)
Other expenses, net	(222,296)	(107,736)
Net loss	$(2,431,008)	$(298,773)
Net loss per share	$(0.44)	$(0.04)
Weighted average common shares outstanding:	5,581,150	8,000,000

	As of June 30,		As of June 30, 2016 (Pro Forma) (unaudited)(1)	As of June 30, 2016 (Pro Forma as adjusted) (unaudited)(2)
	2016	2015
Consolidated Balance Sheet Data:
Cash	$46,052	$103,794	$46,052
Accounts receivable	547,223	386,522	547,223
Inventory, net	1,233,560	1,447,919	1,233,560
Deposits with vendors	166,357	168,855	166,357
Working (deficit) capital**	(133,184)	1,115,354	(96,351)
Total assets	2,213,215	2,173,806	2,213,215
Accounts payable	1,196,489	592,524	1,196,489
Accrued expenses	435,006	42,973	398,173
Customer advances	43,627	237,325	43,627
Line of credit	91,299	90,287	91,299
Bank loan	214,932	—	214,932
Note payable	200,000	—	200,000
Convertible debentures	950,000	—	—
Loans payable to stockholders, including accrued interest	1,125,251	715,768	1,125,251
Total liabilities	4,267,351	1,707,504	3,280,518
Total stockholders’ (deficit) equity	(2,054,136)	466,302	(1,067,303)

**	Working (deficit) capital is equal to current assets minus current liabilities.
(1)	The pro forma column gives effect to the automatic conversion of the Convertible Bridge Notes in the aggregate principal amount of approximately $950,000 and accrued interest of $36,833 into common stock in conjunction with the offering.
(2)	The pro forma as adjusted column gives effect to the conversion of the Convertible Bridge Notes and to the sale of shares of our common stock in this offering at an assumed initial public offering price of per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses.
(3)	A $1.00 increase (decrease) in the assumed initial public offering price of per share would increase (decrease) the amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $ million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of our common stock offered would increase (decrease) the amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $ million, assuming that the assumed initial public offering price remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and the other terms of this offering determined at pricing.

RISK FACTORS

You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our common stock. Any of the following risks and uncertainties could have a material and adverse effect on our business, financial condition, results of operations and prospects. Additionally, the market price of our common stock could decline due to any of these risks and uncertainties, and you may lose all or part of your investment.

Risks Related to Our Business and Our Industry.

We believe that a substantial portion of our growth will come from our recently introduced line of drone products. We have limited experience in that market, which makes our future success difficult to predict.

We introduced our first drone product in November 2015. The drone industry is in early stages of development, and our experience in that market is limited. Both of these factors make it difficult to predict our future success in that market.

Both the drone market and the consumer products market, particularly the consumer electronics market, are evolving rapidly, which makes it difficult to evaluate our business and future prospects.

In addition to drones, the consumer products market generally, and the consumer electronics market and related technologies in particular, are rapidly evolving. Accordingly, our business and future prospects are difficult to evaluate. We cannot accurately predict the extent to which demand for our products will increase, if at all. Prior to investing, you should consider the challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets. These challenges include our ability to do the following:

•	generate sufficient revenue to maintain profitability;
•	acquire and maintain market share;
•	manage growth in our operations;
•	develop and renew contracts;
•	attract and retain additional engineers and other highly-qualified personnel;
•	successfully develop and commercially market new products; and
•	access additional capital when required and on reasonable terms.

If we fail to address these and other challenges, risks and uncertainties successfully, our business, results of operations and financial condition would be materially harmed.

We face competition from other firms, many of which have substantially greater resources.

The consumer electronic industry as a whole is highly competitive and generally characterized by intense competition. Our current primary direct competitors in the consumer and commercial drone space include DJI, 3DR, Parrot, and potentially GoPro. As with any other product, there are always generic brands that always enter the market. We expect that additional competitors will enter both the consumer and commercial drone markets. In addition, some or all of these firms may have substantially greater financial, management, research and marketing resources and brand awareness than we have. Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence, price and the availability of key professional personnel. Furthermore, many of our competitors may be able to utilize their substantially greater resources and economies of scale to develop competing products and technologies, divert sales away from us by monopolizing the market or enter into contracts with retail store chains to only carry their brand, or hire away our employees by offering more lucrative compensation packages. In the event that the market for drones or consumer electronics expands, we expect that competition will intensify as additional competitors enter the market and current competitors expand their product lines. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to less favorable contractual terms or lower pricing terms, which could adversely affect our margins. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, prospects, financial condition or results of operations.

Government contract awards are not predictable.

While we are planning to use portion of the proceeds to expand our presence in the military and government sector, entering into government contracts and winning government awards are not predictable, as many government customers will likely be subject to budgetary constraints. In addition, award of contracts from these agencies could be jeopardized by governmental competitive bidding requirements. The funding of government programs is uncertain and dependent on continued congressional appropriations and administrative allotment of funds based on an annual budgeting process. Furthermore, almost all contracts with the U.S. government are terminable by the U.S. government at will and include provisions requiring the contractor to bear the risk of cost overruns and may also include “most favored nations” provisions requiring the government to receive the best pricing terms available to any other customer. Our ability to expand into this sector may also be negatively impacted by other developments that affect these government programs generally, including the following:

•	changes in government programs;
•	adoption of new laws or regulations relating to government contracting or changes to existing laws or regulations;
•	changes in political or public support for security and defense programs;
•	delays or changes in the government appropriations process;
•	uncertainties associated with the war on terror and other geo-political matters; and
•	delays in payment by government payment offices.

In addition, many government entities may elect to choose a “single-source-award” preference to restrict participation only to those manufacturers that they have entered into procurement with previously.

If drones, consumer electronic and/or unmanned aircraft systems do not experience significant growth, if we cannot expand our customer base or if our products do not achieve broad acceptance, then we will not be able to achieve our anticipated level of operations.

We rely on industry experts and research reports to predict the potential in the market. Market Research from RnRMarketResearch.com suggests that the demand for drones and related products will expand by 109% for the next three years, and if such analysts have not predicted the market correctly, it can have adverse effect on our revenue. As the drone industry is an evolving industry, we cannot accurately predict the future growth rates or sizes of these markets. Demand for these types of systems may not increase, or may decrease, either generally or in specific markets, for particular types of products or during particular time periods. Although we are seeking to expand our customer base to include foreign countries, governments, domestic, consumer, and commercial customers, we cannot assure you that our efforts will be successful. The expansion of the drone and consumer electronic markets in general, and the market for our products in particular, depends on a number of factors, including but not limited to the following:

•	customer satisfaction with these types of systems as solutions;
•	the cost, performance and reliability of our products and products offered by our competitors;
•	customer perceptions regarding the effectiveness and value of these types of systems;
•	limitations on our ability to market our products outside the United States;
•	obtaining timely regulatory approvals; and
•	marketing efforts and publicity regarding these types of systems.

If the components that we currently purchase from a small number of suppliers or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.

We currently have a small number of suppliers that provide components to our outsourced manufacturing facilities. We do not have long-term agreements with any of these suppliers that obligate them to continue to sell products to us. Our reliance on these suppliers involves risks and uncertainties, including whether our suppliers will provide an adequate supply of required materials of sufficient quality, will increase prices for the products and will perform their obligations on a timely basis. In addition, our suppliers rely on the raw material supplies that may face shortages. Moreover, if any of our suppliers become financially unstable, then we may have to find new suppliers. It may take several months to locate alternative suppliers, if required. We may experience significant delays in manufacturing and shipping our products to customers and incur additional development, manufacturing and other costs to establish alternative sources of supply if we lose any of these sources. We cannot predict if we will be able to obtain replacement components within the time frames that we require at an affordable cost, if at all.

Our failure to obtain any necessary regulatory approvals or any new restrictions imposed on drone users by either domestic or international agencies may limit us from expanding the sales of our products.

Regulations imposed by governmental and quasi-governmental entities, both domestic such as the Federal Aviation Administration, or FAA, and international affect the drone industry. The regulatory environment in the drone industry is rapidly evolving and any significant restrictions adopted by these entities regarding the use of drones by our customers could have a materially adverse effect on our results of operations. In addition, certain testing requirements, such as voluntary standards adopted by ASTM International (formerly The American Society for Testing and Materials), and any relevant standards adopted by the Federal Communications Commission, or FCC, may require us to perform additional testing and product changes which would add to our expenses.

The markets in which we compete are characterized by rapid technological change, which requires us to develop new products and product enhancements, and could render our existing products obsolete.

Continuing technological changes in the market for our products could make our products less competitive or obsolete, either generally or for particular applications. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and enhancements to our existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which we offer our products. Delays in introducing new products and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products or enhancements at competitive prices may cause existing and potential customers to purchase our competitors’ products.

If we are unable to devote adequate resources to develop new products or cannot otherwise successfully develop new products or enhancements that meet customer requirements on a timely basis, our products could lose market share, our revenue and profits could decline, and we could experience operating losses.

We derive a significant amount of our revenue from a limited number of customers and purchase a significant portion of our inventories from a limited number of suppliers. Certain of our major customers are also major suppliers, and therefore the loss of such customers or suppliers could adversely impact our financial condition and results of operations.

We derived a significant portion of our revenues on an aggregate basis from our top three customers, and a significant portion of our purchases comes from our top three suppliers. As of June 30, 2016, two customers represented 78% of the total accounts receivable balance, and accounted for 68% of the total sales for the year ended June 30, 2016. As of June 30, 2015, one customer represented 71% of the total accounts receivable balance and accounted for 65% of total sales for the year ended June 30, 2015. These customers are large e-commerce and computer and technology distribution companies. As of June 30, 2016, two vendors located in China represented 63% of the total accounts payable balance and 90% of total purchases for the year ended June 30, 2016. As of June 30, 2015, one vendor located in China represented 22% of the total accounts payable balance and 93% of total purchases for the year ended June 30, 2015. We maintain close working relationships with our top customers and suppliers and continue to reduce the business concentration of our revenues and purchases among our top customers and suppliers. While we do not believe that the loss of any one major customer or supplier in and of itself would have a material adverse effect on our financial condition or results of operation, the loss of more than one such major customer or supplier, or our failure to replace such customer or supplier with other customers and suppliers, could have a material adverse effect on our financial condition and our results of operations.

Our senior management and key employees are important to our customer relationships and overall business.

We believe that our success depends in part on the continued contributions of our senior management and employees. We rely on our executive officers, senior management and key employees to generate business and execute programs successfully. We do not have employment agreements with any of our executive officers or key employees, and these individuals could terminate their employment with us at any time. The loss of any of our executive officers, members of our senior management team or key employees could significantly delay or prevent the achievement of our business objectives and could materially harm our business and customer relationships and impair our ability to identify and secure new contracts and otherwise manage our business.

We must recruit and retain highly-skilled employees to succeed in our competitive business.

We depend on our ability to recruit and retain employees who have advanced engineering and technical services skills and who we believe will work well with our customers. These employees are in great demand and are likely to remain a limited resource in the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, then our ability to maintain our competitiveness and grow our business could be negatively affected. In addition, because of the highly technical nature of our products, the loss of any significant number of our existing engineering personnel could have a material adverse effect on our business and operating results. In the event we are unable to retain these key personnel or acceptable substitutes, the customer may terminate the contract.

Our business may be dependent upon our employees obtaining and maintaining required security clearances.

If and when awarded, certain U.S. government contracts would require our employees to maintain various levels of security clearances, and we would be required to maintain certain facility security clearances complying with Department of Defense (DoD), requirements. The DoD has strict security clearance requirements for personnel who work on classified programs. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain security clearances in a timely manner, or at all, or if our employees who hold security clearances are unable to maintain the clearances or terminate employment with us, then a customer requiring classified work could terminate the contract or decide not to renew it upon its expiration. In addition, we expect that many of the contracts on which we expect to bid will require us to demonstrate our ability to obtain facility security clearances and employ personnel with specified types of security clearances. To the extent we are not able to obtain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively rebid on expiring contracts.

Our products are complex and could have unknown defects or errors, which may give rise to claims against us, diminish our brand or divert our resources from other purposes.

Our unmanned aircraft systems rely on complex avionics, sensors, user-friendly interfaces and tightly-integrated, electromechanical designs to accomplish their missions. Despite testing, our products occasionally have contained defects, errors and performance problems and may in the future contain defects, errors or performance problems when first introduced, when new versions or enhancements are released, or even after these products have been used by our customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in our service and maintenance costs, exposure to liability for damages, damaged customer relationships and harm to our reputation, any of which could materially harm our results of operations and ability to achieve market acceptance. In addition, increased development and warranty costs could be substantial and could reduce our operating margins.

The existence of any defects, errors, or performance problems in our products or the misuse of our products could also lead to product liability claims or lawsuits against us. A defect, error or performance problem in one of our unmanned aircraft systems could result in injury, death or property damage and significantly damage our reputation and support for unmanned aircraft systems in general. While our fast charge systems include certain safety mechanisms, these systems can deliver up to 600 amps of current in their application, and the failure, malfunction or misuse of these systems could result in injury or death. Although we maintain insurance policies, we cannot assure you that this insurance will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available in the future at economical prices or at all. A successful product liability claim could result in substantial costs to us. Even if we are fully insured as it relates to a claim, the claim could nevertheless diminish our brand and divert management’s attention and resources, which could have a negative impact on our business, financial condition and results of operations.

The operation of unmanned aircraft systems in urban environments may be subject to risks, such as accidental collisions and transmission interference, which may create potential liability for us as the manufacturer.

Urban environments may present certain challenges to the operators of unmanned aircraft systems. Unmanned aircraft systems may accidentally collide with other aircrafts, persons or property, which could result in injury, death or property damage and create potential liability for us. While we believe that the operator should remain liable for any damage caused by an unmanned aircraft system, there can be no assurance that our design of that system or the manner in which we market its use, will not result in our being held responsible should the system cause any such injury, death or property damage.

We have not made material expenditures on our research and development activities relating to development of new products and as a result may not be able to compete effectively in a competitive market.

New technologies are rapidly emerging in the segments in which we conduct business. The development of new and advanced technologies, the continuous, timely and cost-effective incorporation of such technologies into products and services, and the effective marketing of such products and services are indispensable to remaining competitive. There can be no assurance that our limited research and development activities will be successful in maintaining our market position. If our products do not keep up with the pace of technological change, our products will not be accepted and our business, financial condition and results of operations will be materially affected.

The speedy introduction of our products to the marketplace is necessary for our business to be successful.

Our business is dependent on the speed with which we introduce our products to the market. The introduction of our products to the market is inherently difficult to manage and keep on schedule, and there can be no assurance that we will be able to meet our development objectives or to meet market expectations. We may experience substantial delays in completing development of our products which could negatively impact our competitiveness.

Our products may contain undetected flaws when introduced.

There can be no assurance that, despite testing by us and by potential customers, flaws will not be found in our products, resulting in loss of or delay in market acceptance. We may be unable, for technological or other reasons, to introduce products in a timely manner in response to changing customer requirements. In addition, there can be no assurance that while we are attempting to finish development of our products, a competitor will not introduce similar or superior products, thus diminishing our advantage, rendering our products and technologies partially or wholly obsolete, or at least requiring substantial re-engineering in order to become commercially acceptable. Our failure to maintain product introduction schedules, avoid cost overruns and undetected errors, or introduce products that are superior to competing products would have a materially adverse effect on our business, financial condition, and results of operations.

Volatility and cyclicality in the market for consumer electronics could adversely affect us.

Our financial success depends in part on the varying conditions in the market for our products. This market is subject to volatility as it moves in response to cycles in the overall business environment and is also particularly sensitive to the technology sector, which generates a significant portion of the demand. A significant decline in demand for products we sell could adversely affect our revenue and prospects, which would harm our business, financial condition and operating results.

If we are unable to implement and maintain effective internal control over financial reporting in the future, our ability to produce accurate financial statements could be impaired, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

Upon becoming a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, beginning with our first annual report on Form 10-K, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of this offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

We have identified a material weaknesses in our internal control over financial reporting as of June 30, 2016, and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remedy our material weaknesses, or if we fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Prior to the completion of this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. The material weaknesses that we identified related to the lack of a sufficient complement of resources with an appropriate level of accounting knowledge, experience and training commensurate with our structure and financial reporting requirements and the lack of timely and effective management review of account reconciliations and the timely preparation of schedules necessary for the preparation of financial statements and to make certain accounting judgments in accordance with generally accepted accounting principles.

Our failure to remediate the material weaknesses identified above or the identification of additional material weaknesses in the future, could adversely affect our ability to report financial information, including our filing of quarterly or annual reports with the SEC on a timely and accurate basis. Moreover, our failure to remediate the material weaknesses identified above or the identification of additional material weaknesses, could prohibit us from producing timely and accurate consolidated financial statements, which may adversely affect our stock price and we may be unable to maintain compliance with NASDAQ listing requirements.

Our ability to use our net operating loss carry forwards and certain other tax attributes may be limited.

Our ability to utilize our federal net operating loss carryforwards may be limited under Sections 382 of the Internal Revenue Code of 1986, as amended, or the Code. The limitations apply if an “ownership change,” as defined by Section 382, occurs. Generally, an ownership change occurs if the percentage of the value of the stock that is owned by one or more direct or indirect “five percent shareholders” increases by more than 50% over their lowest ownership percentage at any time during the applicable testing period (typically three years). If we have experienced an “ownership change” at any time since our formation, we may already be subject to limitations on our ability to utilize our existing net operating losses and other tax attributes to offset taxable income. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an “ownership change” and, consequently, Section 382 limitations. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

We may not be able to obtain capital when desired on favorable terms, if at all, or without dilution to our stockholders. If we are unable to do so, we may not be able to bring additional or new products to the market, which would result in reduced revenue and market share.

We operate in emerging and rapidly evolving markets, which makes our prospects difficult to evaluate. We may not generate sufficient cash flow from operations or otherwise have the capital resources to meet our future capital needs. As of June 30, 2016, we had a total stockholders’ deficit of $2,054,136. We may need additional financing to pursue our business strategies, including to:

•	hire additional staff;
•	develop new or enhance existing products;
•	enhance our operating infrastructure;
•	fund working capital requirements;
•	acquire complementary businesses or technologies; or
•	otherwise respond to competitive pressures.

Our projection of future capital needs is based on our operating plan, which in turn is based on assumptions that may prove to be incorrect. As a result, our financial resources may not be sufficient to satisfy our future capital requirements. Should these assumptions prove incorrect, there is no assurance that we can raise additional capital. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot be certain that additional financing will be available on terms favorable to us, or at all. Any future debt financing may contain covenants or other provisions that limit our operational or financial flexibility. In addition, certain of our customers require that we obtain letters of credit to support our obligations under some of our contracts. If adequate funds are not available or are not available on acceptable terms, if and when needed, then our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products, or otherwise respond to competitive pressures would be significantly limited. Therefore, if such funds are not available, our revenues and market share could decline.

Our failure to successfully promote our brands and achieve strong brand recognition in our markets will limit and reduce the demand for our products.

We believe that brand recognition is an important factor to our success. We plan to increase our marketing expenditures to increase and maintain prominent brand awareness. If we fail to promote our brands successfully, or if the expenses of doing so are disproportionate to any increased net sales we achieve, it would have a material adverse effect on our business and results of operations. This will depend largely on our ability to maintain trust, be a technology leader, and continue to provide high-quality and secure products and services. Any negative publicity about our industry or our company, the quality and reliability of our products and services, our risk management processes, changes to our products and services, our ability to effectively manage and resolve seller and buyer complaints, our privacy and security practices, litigation, regulatory activity, and the experience of sellers and buyers with our products or services, could adversely affect our reputation and the confidence in and use of our products and services. Harm to our brand can arise from many sources, including failure by us or our partners to satisfy expectations of service and quality; inadequate protection of sensitive information; compliance failures and claims; litigation and other claims; employee misconduct; and misconduct by our partners, service providers, or other counterparties. If we do not successfully maintain a strong and trusted brand, our business could be materially and adversely affected.

Other companies, who may have significantly more resources to promote their own brands than we do, may not be aggressively promoting their brands. If they begin to more aggressively promote their brand or if our products exhibit poor performance or other defects, our brand may be adversely affected, which would inhibit our ability to attract or retain customers.

If we fail to manage growth effectively, our business could be harmed.

In order to manage our growth effectively, we must continue to strengthen our existing infrastructure, develop and improve our internal controls, information technology and security policies, create and improve our reporting systems, and timely address issues as they arise. These efforts may require substantial financial expenditures, commitments of resources, developments of our processes, and other investments and innovations. Furthermore, we encourage employees to be bold and to quickly develop and launch new features for our products and services. As we grow, we may not be able to execute as quickly as a smaller, more efficient organization. If we do not successfully manage our growth, our business will suffer.

We face challenges in expanding into new geographic regions.

We plan to continue expanding our presence in new geographic regions, including Canada, Mexico, the European Union, Central and South America, and Asia. The expansion of our products and services globally exposes us to risks relating to staffing and managing cross-border operations; increased costs and difficulty protecting intellectual property and sensitive data; tariffs and other trade barriers; differing and potentially adverse tax consequences; increased and conflicting regulatory compliance requirements, including with respect to data privacy and security; lack of acceptance of our products and services; challenges caused by distance, language, and cultural differences; exchange rate risk; and political instability. Accordingly, our efforts to expand our global operations may not be successful, which could limit our ability to grow our business.

In addition, we currently face and will continue to face risks entering markets in which we have limited or no experience and in which we may not be well-known. Offering our products in new geographic regions often requires substantial expenditures and takes considerable time, and we may not be successful enough in these new geographies to recoup our investments in a timely manner or at all. We may be unable to attract a sufficient number of resellers, fail to anticipate competitive conditions, or face difficulties in operating effectively in these new markets.

Our international revenue and operations are subject to a number of material risks, including those described below, that could adversely affect our business, financial condition or results of operation.

Our international revenue and operations are subject to a number of material risks, including the following:

•	the unavailability of, or difficulties in obtaining any, necessary governmental authorizations for the export of our UAS products to certain foreign jurisdictions;
•	changes in regulatory requirements that may adversely affect our ability to sell certain products or repatriate profits to the United States;
•	the complexity and necessity of using foreign representatives and consultants;
•	difficulties in enforcing agreements and collecting receivables through foreign legal systems and other relevant legal issues, including fewer legal protections for intellectual property;
•	potential fluctuations in foreign economies and in the value of foreign currencies and interest rates;
•	potential preferences by prospective customers to purchase from local (non-U.S.) sources;
•	general economic and political conditions in the markets in which we operate;
•	the imposition of tariffs, embargoes, export controls and other trade restrictions; and
•	different and changing legal and regulatory requirements in the jurisdictions in which we currently operate or may operate in the future.

Negative developments in any of these areas in one or more countries could result in a reduction in demand for our products, the cancellation or delay of orders already placed, threats to our intellectual property, difficulty in collecting receivables and a higher cost of doing business, any of which could negatively impact our business, financial condition or results of operations. Moreover, our sales, including sales to customers outside the United States, are denominated in dollars, and downward fluctuations in the value of foreign currencies relative to the U.S. dollar may make our products more expensive than other products, which could harm our business.

We depend on third-party delivery services to deliver our products to us and our customers on a reliable and timely basis, and these third parties may increase the fees that they charge, limit or end their relationship with us with minimal prior notice, or become less reliable.

We use industry leading transportation services such as FedEx, US Postal Service, UPS, DHL, Ocean and Freight or other third parties to ship our products. We continuously try to negotiate better rates among the carriers and generally try to balance between our shipments among carriers but we do not have long-term agreements with any of delivery service and we cannot assure you that our relationships with these delivery service providers will continue on terms favorable to us, or at all. We are highly dependent upon general transportation infrastructure, including common carriers, to fulfill customer orders. The transportation network is subject to a variety of disruptive causes, including labor disputes or port strikes, acts of war or terrorism and natural disasters. If our delivery times increase unexpectedly due to these or any other reasons, we could suffer a disruption of our business and delayed or lost net sales and our brand could be damaged.

Continued increases in shipping costs could harm our business, financial condition and results of operations by increasing our costs of doing business and reducing our gross margins. Passing these increased costs on to our customers could also cause us to lose sales to competitors. Furthermore, due to competitive pressures, we are increasingly either heavily discounting or not charging our customers for shipping. As our online competitors continue to use and expand programs that provide for free or reduced shipping charges, we expect to increasingly offer similar programs to maintain and build our customer base, which will have the effect of decreasing net sales from freight and decreasing our margins.

Our business and operations are subject to the risks of earthquakes and other natural catastrophic events.

Our corporate locations may be potentially exposed to seismic activity and wild fires or significant natural disaster, such as an earthquake, fire or other catastrophic event, which severely affect our ability to conduct normal business operations, and as a result, our future operating results could be materially and adversely affected.

Risks Related to Our Intellectual Property

If we fail to protect, or incur significant costs in defending, our intellectual property and other proprietary rights, our business and results of operations could be materially harmed.

Our intellectual property and other proprietary rights are an important component of our business. We rely on patents, trademarks, copyrights, trade secrets and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. However, a significant portion of our technology is not patented, and we may be unable or may not seek to obtain patent protection for this technology. Moreover, existing U.S. legal standards relating to the validity, enforceability and scope of protection of intellectual property rights offer only limited protection, may not provide us with any competitive advantages, and may be challenged by third parties. The laws of countries other than the United States may be even less protective of intellectual property rights. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology. Unauthorized third parties may try to copy or reverse engineer our products or portions of our products or otherwise obtain and use our intellectual property. Moreover, many of our employees have access to our trade secrets and other intellectual property. If one or more of these employees leave us to work for one of our competitors, then they may disseminate this proprietary information, which may as a result damage our competitive position. If we fail to protect our intellectual property and other proprietary rights, then our business, results of operations or financial condition could be materially harmed.

In addition, affirmatively defending our intellectual property rights and investigating whether we are pursuing a product or service development that may violate the rights of others may entail significant expense. We have not found it necessary to resort to legal proceedings to protect our intellectual property, but may find it necessary to do so in the future. Any of our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, then the proceedings could result in significant expense to us and divert the attention and efforts of our management and technical employees, even if we prevail.

We may be sued by third parties for alleged infringement of their proprietary rights, which could be costly, time-consuming and limit our ability to use certain technologies in the future.

We may become subject to claims that our technologies infringe upon the intellectual property or other proprietary rights of third parties. Any claims, with or without merit, could be time-consuming and expensive, and could divert our management’s attention away from the execution of our business plan. Moreover, any settlement or adverse judgment resulting from these claims could require us to pay substantial amounts or obtain a license to continue to use the disputed technology, or otherwise restrict or prohibit our use of the technology. We cannot assure you that we would be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all, that we would be able to develop alternative technology on a timely basis, if at all, or that we would be able to obtain a license to use a suitable alternative technology to permit us to continue offering, and our customers to continue using, our affected product. An adverse determination also could prevent us from offering our products to others. Infringement claims asserted against us may have a material adverse effect on our business, results of operations or financial condition.

Risks Relating to Securities Markets and Investment in Our Stock

We may be unable to continue as a going concern based on our recent performance, which has included significant losses and a working capital deficit.

We have incurred operating losses and had negative operating cash flows and may continue to generate negative cash flows as we implement our business plan. There can be no assurance that our continuing efforts to execute our business plan will be successful and that we will be able to continue as a going concern. The report of our independent registered public accounting firm with respect to our financial statements for the years ended June 30, 2015 and 2014 indicates that our recurring losses and negative cash flows from operations and the need for additional capital raise substantial doubt about our ability to continue as a going concern. The report of our Independent Registered Public Accounting Firm has indicated these factors raised substantial doubt about our ability to continue as a going concern. During the years ended June 30, 2016 and 2015, we had a net loss of approximately $2,431,000, and $299,000, respectively, and net cash used in operations of approximately $1,718,000, and $11,000, respectively, and working deficit amounted to approximately $133,000 as of June 30, 2016.

There may not be a viable public market for our common stock.

Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a regular trading market will develop and continue after this offering or that the market price of our common stock will not decline below the initial public offering price. If no trading market develops, then securities analysts may not initiate or maintain research coverage of us which could further depress the market for our common stock. As a result, investors may not be able to sell their common stock at or above the initial public offering price or at the time that they would like to sell. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock following this offering.

We may continue to generate losses and be unable to service our outstanding liabilities in the future.

We recently entered into a number of debt financing transactions. On July 29, 2015, we entered into a $250,000 loan with a bank with a one year term. On May 18, 2016, we entered into another $250,000 bank loan to replace the bank loan above with a nine-month term. In January and February 2016, we closed on a private placement of Convertible Bridge Notes in the aggregate principal amount of approximately $950,000.

On March 29, 2016, we issued a short term promissory note to an unrelated party for $200,000. On September 12 and October 8, 2016, we consummated two bridge financings of convertible notes in the aggregate amount of $700,000 with 2-year term with maturity dates in September and October 2018, respectively. On October 12, 2016, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with a lending institution for a Senior Secured Redeemable Debenture (“Debenture”). We issued an initial Debenture in the amount of $1,500,000 and received cash proceeds of approximately $1,338,000 (net of fees of approximately $162,000). We used part of the cash proceeds to repay the Bank Loan in the amount of approximately $128,000 on October 12, 2016. Under the terms of the Purchase Agreement, we were granted the options to issue additional Debentures up to a maximum amount of $3,000,000 if certain conditions are met including (i) no default occurs during the term of the Purchase Agreement, and (ii) approval by lending institution. The Debenture carries an interest rate of 18% per annum, is secured by our assets, and is personally guaranteed by two of our principal stockholders and officers. We are required to remit interest payments only for the months of November and December 2016, and monthly payments including principal and interest during the period between January 2017 and January 2018. We have the right to redeem the debenture in full prior to its maturity date. The Securities Purchase Agreement is subject to certain fees, including an advisory fee of $300,000 which is due in three installments, and has a term of 15 months from the closing date. Management’s plans include this initial public offering to which this prospectus relates. There can be no assurance that we will be successful in raising additional capital under our initial public offering. If we are not able to raise additional capital that may be needed, it could have a material adverse effect on our business plans. Management believes that if we are not able to consummate this Offering, we would have to find other sources of financing to complete our business plans for the future. There can be no guarantee that we would obtain financing with terms that are acceptable to us, in which case, we may have to limit our expansion of new products or limit our working capital.

We have never paid dividends on our common stock.

We have never paid dividends on our common stock and do not presently intend to pay any dividends. Any future dividend payment will be at the discretion of the board. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further its business strategy.

Our quarterly operating results may vary widely.

Our quarterly revenue, cash flow and operating results have and may continue to fluctuate significantly in the future due to a number of factors, including the following:

•	the size and timing of orders from customers, including but not limited to increase or decrease in purchase requests from customers;
•	change in the mix of products that we sell in the period;
•	seasonal fluctuations in customer demand for some of our products or services;
•	unanticipated costs incurred in the introduction of new products;
•	the amount of price protection, volume incentive rebates, discounts, market development funds, cooperative advertising payments and other concessions and discounts that we may need to provide to some of our customers due to competitive pricing pressures;
•	fluctuations in the adoption of our products in new markets;
•	announcement or introduction of products and technologies by competitors or related industries; and
•	cancellations, delays or contract amendments by governmental agency customers.

Our management, whose interests may not be aligned with yours, is able to control the vote on all matters requiring stockholder approval.

As of June 30, 2016, our directors, executive officers and founders collectively beneficially owned 4,960,000 shares, or 89.9%, of our total outstanding shares of common stock. Upon consummation of this offering, our directors, executive officers and founders will collectively beneficially own      shares, or approximately     %, of our total outstanding shares of common stock. Accordingly, both prior and subsequent to consummation of this offering our directors and executive officers as a group may control the vote on all matters requiring stockholder approval, including the election of directors. The interests of our directors and executive officers may not be fully aligned with yours. Although there is no agreement among our directors and executive officers with respect to the voting of their shares, this concentration of ownership may delay, defer or even prevent a change in control of our company, and make transactions more difficult or impossible without the support of all or some of our directors and executive officers. These transactions might include proxy contests, tender offers, mergers or other purchases of common stock that could give you the opportunity to realize a premium over the then-prevailing market price for shares of our common stock.

We are a “controlled company” within the meaning of the NASDAQ Listing Rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon the completion of this offering, our existing owners will continue to control a majority of our common stock. As a result, we are a “controlled company” within the meaning of the NASDAQ Listing Rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including, without limitation (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee comprised solely of independent directors. We do not currently intend to rely on those exemptions afforded to a “controlled company.” Nonetheless, in the future, we could potentially seek to rely on certain of those exemptions afforded to a “controlled company,” and in such case, you would not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Market volatility may affect our stock price and the value of your investment.

Following this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. The market prices for securities of emerging technology companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including the following:

•	announcements of new products or technologies, commercial relationships or other events relating to us or our industry or our competitors;
•	failure of any of our key products to gain market acceptance;
•	variations in our quarterly operating results;
•	perceptions of the prospects for the markets in which we compete;
•	changes in general economic conditions;
•	changes in securities analysts’ estimates of our financial performance;
•	regulatory developments in the United States and foreign countries;
•	fluctuations in stock market prices and trading volumes of similar companies;
•	news about the markets in which we compete or regarding our competitors;
•	U.S. government spending levels, both generally and by our potential government customers;
•	terrorist acts or military action related to international conflicts, wars or otherwise;
•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders; and

•	additions or departures of key personnel.

In addition, the equity markets in general, and technology stocks in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, the market prices of securities of emerging technology companies have been particularly volatile. These broad market and industry factors may affect the market price of our common stock adversely, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation often has been instituted against that company. This type of litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

Future sales of our common stock may depress our stock price.

After completion of this offering, we will have      shares of common stock outstanding. The      shares sold in this offering, or      shares if the underwriters’ over-allotment is exercised in full, will be freely tradable without restriction or further registration under federal securities laws unless purchased by our “affiliates” as such term is used in Rule 144 of the Securities Act of 1933, as amended, or the Securities Act. After the lock-up agreements pertaining to this offering expire, up to an additional      shares of our common stock will be eligible for sale in the public market,      of which are held by executive officers, and directors and will be subject to volume limitations under Rule 144 of the Securities Act.

The above information assumes the effectiveness of the lock-up agreements under which current holders of our common stock and all of our officers and directors have agreed not to sell or otherwise dispose of their shares of common stock. Joseph Gunnar & Co., on behalf of the underwriters, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In considering any request to release shares subject to a lock-up agreement, Joseph Gunnar & Co. will consider the facts and circumstances relating to a request at the time of that request.

If our existing common stockholders sell substantial amounts of common stock in the public market, or if the market perceives that these sales may occur, then the market price of our common stock may decline, including below the initial public offering price.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

We expect the initial public offering price of our common stock in this offering to be substantially higher than the net tangible book value per share of our outstanding common stock. Accordingly, investors purchasing shares of common stock in this offering will pay a price that substantially exceeds the value of our tangible assets after subtracting our liabilities. As a result, investors will:

•	incur immediate dilution of $ per share, based on an assumed initial public offering price of $ per share, the midpoint of our expected public offering price range; and
•	contribute % of the total amount invested to date to fund our company based on the initial offering price to the public of $ per share, but will own only % of the shares of common stock outstanding upon completion of this offering.

The provisions in our charter documents, as amended and restated, and under Delaware law could delay or discourage a takeover that stockholders may consider favorable.

Provisions in our amended and restated certificate of incorporation and bylaws, to be effective upon completion of this offering, may have the effect of delaying or preventing a change of control or changes in our management. Some of these provisions include:

•	a prohibition on stockholder action through written consent;
•	a requirement that special meetings of stockholders be called only by the chairman of our board of directors, the chief executive officer, the president or by a majority of the total number of authorized directors;
•	advance notice requirements for stockholder proposals and nominations;

•	a requirement of approval of not less than 66 2/3% of all outstanding shares of our capital stock entitled to vote to amend any bylaws by stockholder action, or to amend specific provisions of our certificate of incorporation; and
•	the authority of our board of directors to issue preferred stock on terms determined by our board of directors without stockholder approval.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors, including to delay or impede a merger, tender offer, or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, we will incur additional costs associated with our public company reporting requirements. We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We currently are evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may allocate the net proceeds from this offering in ways in which you and other stockholders may not agree or which may not yield a return.

We intend to use the net proceeds of this offering for working capital and other general corporate purposes, including to finance our growth, enhance and improve our solutions, fund capital expenditures, or expand our existing business through investments in or acquisitions of other businesses, solutions or technology.

Our management will, however, have broad discretion in the application of the net proceeds from this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not necessarily improve our operating results or enhance the market value of our common stock. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that lose value.

Our certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements may be found under “Prospectus Summary,” “Risk Factors,” Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Statements about our future plans and intentions, results, levels of activity, performance, goals, achievements or other future events constitute forward-looking statements. Wherever possible, words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” or “potential” or the negative or other variations of these words, or similar words or phrases, have been used to identify these forward-looking statements. These statements reflect management’s current beliefs and are based on information available to management as at the date of this prospectus.

Forward-looking statements involve significant risk, uncertainties and assumptions. Although the forward-looking statements contained in this prospectus are based upon what management believes to be reasonable assumptions as of the date of this prospectus, we cannot assure readers that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this prospectus and we assume no obligation to update or revise them to reflect new events or circumstances, except as required by law. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including:

•	announcements of new products or technologies, commercial relationships or other events relating to us or our industry or our competitors;
•	failure of any of our key products to gain market acceptance;
•	variations in our quarterly operating results;
•	perceptions of the prospects for the markets in which we compete;
•	changes in general economic conditions;
•	changes in securities analysts’ estimates of our financial performance;
•	regulatory developments in the United States and foreign countries;
•	fluctuations in stock market prices and trading volumes of similar companies;
•	news about the markets in which we compete or regarding our competitors;
•	terrorist acts or military action related to international conflicts, wars or otherwise;
•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;
•	additions or departures of key personnel; and
•	other factors that we discuss in this prospectus in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act which does not extend to initial public offerings. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data, estimates and forecasts that are based on independent industry publications or other publicly available information, while other information is based on our internal sources. Although we believe that these third-party sources referred to in this prospectus are reliable, neither we nor the underwriters have independently verified the information provided by these third parties. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $    , based upon an assumed public offering price of $     per share, the midpoint of the price range set forth on the cover page of this prospectus. If the underwriters fully exercise the over-allotment option, we estimate the net proceeds of the shares we sell will be approximately $    . “Net proceeds” is what we expect to receive after paying the underwriting discount and other expenses of the offering.

A $1.00 increase (decrease) in the assumed initial public offering price of $     per share would increase (decrease) the net proceeds to us from this offering by approximately $     million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriter discounts and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for working capital and other general corporate purposes, including to finance our growth, enhance and improve our solutions, fund capital expenditures, or expand our existing business through investments in or acquisitions of other businesses, solutions, or technologies. However, we do not have any commitments for any such investments or acquisitions at this time.

Until we use the net proceeds of the offering, we will invest the funds in short-term, investment grade, interest-bearing securities, or in savings accounts. Our management will have broad discretion in the application of the net proceeds to us from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds.

DIVIDEND POLICY

We have paid no dividends on our common stock since our inception. At the present time, we intend to retain earnings, if any, to finance the expansion of our business. The payment of dividends in the future will depend on our earnings and financial condition and on such other factors as the Board of Directors may consider appropriate.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2016, on:

•	an actual basis, giving retroactive effect to a -for-1 stock split to be effected in 2016;
•	on a pro forma basis to give effect to (i) the automatic conversion of all outstanding Convertible Bridge Notes and accrued interest into common stock and (ii) the effectiveness of the amendment and restatement of our certificate of incorporation in connection with the completion of this offering; and
•	a pro forma as adjusted basis, to give further effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

The unaudited pro forma and pro forma as adjusted information below is illustrative only, and cash and cash equivalents and short-term investments, total stockholders’ equity and total capitalization after this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	June 30, 2016
	Actual	Pro Forma	Pro Forma As Adjusted
Cash	$46,052
Accrued interest on convertible debentures	36,833
Convertible debentures	950,000
Stockholders’ equity (deficit):
Common Stock, $0.0001 par value, 10,000,000 shares authorized, 5,520,000 shares issued and outstanding, actual; shares authorized, and issued and outstanding pro forma and shares issued and outstanding, pro forma as adjusted	552
Additional paid-in capital	376,158
Accumulated deficit	(2,430,846)
Total stockholders’ deficit	(2,054,136)
Total capitalization	$(1,021,251)

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of additional paid-in capital, total stockholders’ deficit and total capitalization by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

Our net tangible book value on June 30, 2016 was approximately a $2.08 million deficit, or $(0.38) per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding on June 30, 2016. After giving pro forma effect to the conversion of our outstanding Convertible Bridge Notes into      shares of common stock immediately prior to the pricing of this offering (based on the assumed initial public offering price of $     per share, the midpoint of the price range set forth on the cover page of this prospectus), our pro forma net tangible book value on June 30, 2016 was approximately $     million, or $     per share.

After giving effect to the sale by us of      shares of common stock in this offering at an assumed public offering price of $     per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2016 would have been $     million or $     per share. This represents an immediate increase in pro forma net tangible book value of $     per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $     per share to investors purchasing shares of common stock in this offering at the assumed public offering price.

The following table illustrates this dilution:

Assumed public offering price per share	$
Pro forma net tangible book value per share as of June 30, 2016
Increase in pro forma net tangible book value per share attributable to the offering
Pro forma as adjusted net tangible book value per share as of June 30, 2016 after the offering
Dilution per share to new investors in the offering	$

If the underwriters exercise in full their over-allotment option to purchase up to      additional shares of common stock from us in this offering, the pro forma as adjusted net tangible book value as of June 30, 2016 after giving effect to this offering would increase to $     million or $     per share, and dilution per share to new investors in this offering would be $     per share.

Each $1.00 increase or decrease in an assumed public offering price of $     per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by $     million, or $     per share, and would increase or decrease, as applicable, dilution per share to new investors in this offering by $    , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. In addition, to the extent any outstanding options to purchase shares are exercised, new investors would experience further dilution. If the underwriters exercise their option to purchase additional shares from us in full, the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering would be $     per share, and the dilution in the pro forma as adjusted net tangible book value per share of our common stock to new investors in this offering would be $     per share.

The following table presents, on a pro forma basis as of June 30, 2016, the differences between the existing stockholders and the new investors purchasing our common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of common stock, cash received from the exercise of stock options and the average price per share paid or to be paid to us at the public offering price of $     per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors		%	$	%	$
Total		%	$	%	$

Assuming the underwriters’ option to purchase additional shares is exercised in full, sales in this offering will reduce the percentage of shares held by existing stockholders to     % and will increase the number of shares held by our new investors to      shares, or     %, assuming no purchases of our common stock by existing stockholders in this offering.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following table summarizes our consolidated financial data. We have derived the summary consolidated statements of operations data for the years ended June 30, 2016 and 2015 and the consolidated balance sheet data as of June 30, 2016 and 2015 from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the year ended June 30, 2014 and the consolidated balance sheet data as of June 30, 2014 are derived from our audited consolidated financial statements not included in this prospectus. . Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Capitalization,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended June 30,
	2016	2015	2014
Consolidated Statements of Operations Data:
Net revenue	$3,977,992	$8,041402	$7,147,661
Cost of goods sold	2,559,891	4,757,275	4,459,528
Gross profit	1,418,101	3,284,127	2,688,133
Operating expenses:
Selling expenses	1,500,115	1,678,231	1,647,213
General and administrative expenses	2,126,698	1,796,933	1,717,701
Total operating expenses	3,626,813	3,475,164	3,364,914
Loss from operations	(2,208,712)	(191,037)	(676,781)
Other expenses, net	(222,296)	(107,736)	(75,737)
Net loss	$(2,431,008)	$(298,773)	$(752,518)
Net loss per share	$(0.44)	$(0.04)	$(0.09)
Weighted average common shares outstanding:	5,581,150	8,000,000	8,000,000

	As of June 30,
	2016	2015	2014
Consolidated Balance Sheet Data:
Cash	$46,052	$103,794	$114,649
Accounts receivable	547,223	386,522	804,362
Inventory, net	1,233,560	1,447,919	605,685
Deposits with vendors	166,357	168,855	261,871
Working (deficit) capital**	(133,184)	1,115,354	1,372,398
Total assets	2,213,215	2,173,806	1,849,188
Accounts payable	1,196,489	592,524	271,324
Accrued expenses	435,006	42,973	59,430
Customer advances	43,627	237,325	—
Line of credit	91,299	90,287	89,667
Bank loan	214,932	—	—
Note payable	200,000	—	—
Convertible debentures	950,000	—	—
Loans payable to stockholders, including accrued interest	1,125,251	715,768	663,692
Total liabilities	4,267,351	1,707,504	1,084,113
Total stockholders’ (deficit) equity	(2,054,136)	466,302	765,075

**	Working (deficit) capital is equal to current assets minus current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes many forward-looking statements. For cautions about relying on such forward-looking statements, please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

This management’s discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with our audited consolidated financial statements and accompanying notes for the years ended June 30, 2016 and 2015, which have been prepared in accordance with US generally accepted accounting principles, or US GAAP, appearing elsewhere in this prospectus. All dollar amounts are in U.S. dollars, US$ or $, unless stated otherwise.

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We design, manufacture and market consumer products, from drones to smart wearables and innovative mobile accessories for smartphone and camera users.

Our operations are substantially integrated. We start with an idea; we engage in the design process either in house or in outsourced facilities; we manufacture them in outsourced factories including those in China; and we distribute them both from company-owned fulfillment centers and through major retail, e-commerce, and independent dealers throughout North America (and soon in Europe and Latin America).

COMPONENTS OF OPERATING RESULTS

We operate in one segment. Our chief operating decision-maker reviews our operating results on an aggregate basis and manages our operations as a single operating segment.

Key Trends and Factors That May Impact Our Performance

We believe that there are many factors that will continue to affect our ability to sustain and increase both revenue and profitability and impact the nature and amount of our expenditures, including:

•	Market acceptance of our products. We compete in markets where the value of certain aspects of our products is still in the process of market acceptance. We believe that our future growth depends in part on the continued and increasing acceptance and realization of the value of our product offerings.
•	Technological change. Our success depends in part on our ability to keep pace with technological changes and evolving industry standards in our service offerings and to successfully develop, launch, and drive demand for new and enhanced, innovative, high-quality solutions that meet or exceed customer needs. For example, we recently developed and introduced a line of drone products during the second half of the fiscal year 2016, which we expect to have higher margins than some of our other products.
•	Technology spending. Our growth and results depend in part on general economic conditions and the pace and level of technology spending by potential customers to take their content digital.
•	New customers. As part of our strategy, we expect to increase our marketing efforts and expenses to expand our customer base and awareness of our brand.

Results of Operations

Comparison of Years ended June 30, 2016 to June 30, 2015

The following table sets forth our consolidated statements of operations data as a percentage of net revenues for each of the periods indicated:

	Years Ended June 30,
	2016	% to Revenue	2015	% to Revenue	Change in $	Change in %
Net revenue	$3,977,992	100.00%	$8,041,402	100.00%	$(4,063,410)	(50.53)%
Cost of goods sold	2,559,891	64.35%	4,757,275	59.16%	(2,197,384)	(46.19)%
Gross profit	1,418,101	35.65%	3,284,127	40.84%	(1,866,026)	(56.82)%
Operating expenses
Selling expenses	1,500,115	37.71%	1,678,231	20.87%	(178,116)	(10.61)%
General and administrative expenses	2,126,698	53.46%	1,796,933	22.35%	329,765	18.35%
Total operating expenses	3,626,813	91.17%	3,475,164	43.22%	151,649	4.36%
Loss from operations	(2,208,712)	(55.52)%	(191,037)	(2.38)%	(2,017,675)	(1,056.17)%
Other expenses, net	(222,296)	(5.59)%	(107,736)	(1.34)%	(114,560)	106.33%
Net loss	$(2,431,008)	(61.11)%	$(298,773)	(3.72)%	(2,132,235)	(713.66)%

Net Revenues

Net revenues decreased $4,063,410, or 50.53%, to $3,977,992 for the year ended June 30, 2016 from $8,041,402 in the year ended June 30, 2015. The significant decrease in net revenues was primarily due to lack of funding and liquidity that limited our purchase power and contributed to lower sales. In particular, due to the fact that cost associated with purchasing and marketing drone products is significantly higher than other products, we had to temporarily reduce our purchase of other products to fund the production of drones for delivery near end of fiscal 2016. The limits on our purchasing power also resulted in insufficient electronic products inventory supplies to meet the demands of two of our non-drone customers, which caused a decrease in our sales by approximately $3.45 million compared to the prior year. Lastly, the cost of this offering and associated expenses further limited our purchasing power which contributed to lower sales.

Cost of Goods Sold

Cost of goods sold decreased $2,197,384, or 46.19%, to $2,559,891in in the year ended June 30, 2016 from $4,757,275 in the year ended June 30, 2015. During the year ended June 30, 2016, we had cost of goods sold of $2,559,891, or 64.35%, of net revenue, compared to $4,757,275, or 59.16% of net revenue in the year ended June 30, 2015. Costs of goods sold decreased as a result of the decrease in the net revenue. Cost of sales percentage increased primarily due to lower gross margin for certain aging products which was partially offset by cost savings from negotiating lower manufacturing costs and lower sales volume requirements for non-drone products. As a result, our gross margin decreased to 35.65% for the year ended June 30, 2016, from 40.84% for the year ended June 30, 2015. We are working on shifting our focus to higher margin product categories such as drones.

Selling Expenses

Selling expense decreased $178,116, or 10.61%, to $1,500,115 in the year ended June 30, 2016, from $1,678,231 in the year ended June 30, 2015. The decrease in selling expenses was primarily related to lower commission paid to our sales agents and lower shipping and handling costs as a result of lower sales volume. In addition, advertising expenses decreased to approximately $270,000 during the year ended June 30, 2016 from approximately $290,000 during the year ended June 30, 2015. Certain selling expenses including shipping and handling and advertising expenses did not decrease proportionally to the decrease in revenue. As a result, percentage of selling expense to revenue increased to 37.71% in the year ended June 30, 2016 compared to 20.87% in the year ended June 30, 2015.

General and Administrative Expenses

General and administrative expense increased $329,765, or 18.35%, to $2,126,698 in the year ended June 30, 2016 from $1,796,933 in the year ended June 30, 2015. The increase in general and administrative expenses was primarily due to the general increase in office-related costs (such as cost related to maintaining additional warehouses and office leases), higher professional fees related to this offering as a result of engaging additional accounting professionals, more headcount and higher liability insurance as a result of increase in number of products.

Other Expense

Other expense increased $114,560, or 106.33%, to $222,296 in the year ended June 30, 2016, from $107,736 in the year ended June 30, 2015. Other income (expense) is comprised primarily of interest expense and foreign transaction expense arising from currency gains and losses in transactions with vendors and customers denominated in a foreign currency and other income received in the period.

Interest expense increased $120,326, or 143.02%, to $204,456 in the year ended June 30, 2016, from $84,130 in the year ended June 30, 2015. We incurred higher interest expense as we had more outstanding debt balances throughout the year ended June 30, 2016. We entered into a bank loan agreement, a note payable agreement and convertible debentures during the year ended June 30, 2016. In addition, we increased our borrowings from our stockholders in order to fund our operations. As a result, we incurred higher interest expenses during the year ended June 30, 2016 compared to the year ended June 30, 2015.

Net Loss

Net loss for the year ended June 30, 2016 was $2,431,008, compared to net loss of $298,773 in the year ended June 30, 2015, due to the factors discussed above.

Key Performance Indicators of Our Business

We monitor a variety of key performance indicators to help us evaluate growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts and assess operational efficiencies. These key performance indicators include the following:

	Year Ended June 30,
	2016	2015
Key Performance Indicators:
Net revenue	$3,977,992	$8,041,402
Gross margin	35.65%	40.84%
Loss from operations	(2,208,712)	(191,037)

Revenue.  We monitor our revenue to assess the acceptance of our products by our end-user customers and growth in the markets we serve.

Gross margin.  We monitor our gross margin to assess the impact on our current and forecasted financial results from any changes to the pricing and mix of products we are selling to our customers. New products generally offer higher gross margin and will decline when the products start to age. Our products generate higher gross margin when they are in the introduction and growth stages. As the product life cycle reaches the maturity or decline stages, the gross margin begins to decline.

Loss from operations.  We monitor our loss from operations to assess how effectively we are conducting our operations as well as controlling our operating expenses, which are primarily driven by shipping expense, advertising expense and salaries and wages.

QUARTERLY TRENDS

Our overall operating results fluctuate from quarter to quarter as a result of a variety of factors, some of which are outside of our control. Our historical results should not be considered a reliable indicator of our future results of operations.

Our platform revenue is seasonal based significantly on the timing and size of events that our customers deliver through our solution. The second quarter of our fiscal year has historically been the quarter in which we recognize our highest revenue, however, we expect this seasonality to change as we add new customers products, and spread our distribution to other countries. Selling expense and general and administrative expense, or SG&A collectively, are the highest in this quarter, primarily as a result of additional employees needed to support increased revenue. We expect the dollar amount of our SG&A to increase as we add personnel, increase our spending on sales and marketing and growing our business. However, we expect SG&A to decline as a percentage of net revenue over time.

Costs associated with introducing product to market, selection and identification of manufacturers have been fairly stable for most quarters presented. We expect the dollar amount of these costs to increase as we continue to add personnel to enhance and grow our business and product lines, however we expect such costs to decline as a percentage of net revenue over time.

Liquidity and Capital Resources

As of June 30, 2016, we had cash of approximately $46,000 and working deficit of approximately $133,000. The following table sets forth the primary sources and uses of cash for the years ended June 30, 2016 and 2015:

	Year Ended June 30,
	2016	2015
Net cash used in operating activities	$(1,717,791)	$(11,475)
Net cash used in investing activities	(2,145)	—
Net cash provided by financing activities	1,662,194	620
Cash at beginning of year	103,794	114,649
Cash at end of year	46,052	103,794

Operating Activities

Net cash used in operating activities was $1,717,791 for the year ended June 30, 2016, compared to $11,475 for the year ended June 30, 2015. During the year ended June 30, 2016, net cash used in operating activities of $1,717,791 consisted primarily of the net loss of approximately $2,431,000, which was partially offset by an increase in accounts payable of approximately $554,000, and an increase in accrued expense of approximately $392,000.

During the year ended June 30, 2015, net cash used in operating activities of $11,475 consisted of primarily of the net loss of approximately $299,000, an increase in inventory of approximately $1,003,000, which was partially offset by a decrease in accounts receivable of approximately $418,000, an increase in accounts payable of $321,000 and an increase in customer advances of approximately $237,000.

Investing Activities

Net cash used in investing activities was $2,145, which was related to the purchase of property and equipment, during the year ended June 30, 2016 compared to $0 during the year ended June 30, 2015.

We anticipate making capital expenditures during the year ended June 30, 2017 of approximately $520,000 to $650,000 for an automated merchandise fulfillment system and expect to finance that system through the proceeds received from this offering.

Financing Activities

Net cash provided by financing activities was $1,662,194 for the year ended June 30, 2016, compared to $620 for the year ended June 30, 2015. During the year ended June 30, 2016, net cash provided by financing activities of $1,662,194 consisted primarily of net cash proceeds from the bank loan of approximately

$215,000 (proceeds of approximately $438,000 less repayments of $223,000), cash proceeds from issuance of convertible debentures of $950,000 and cash proceeds from issuance of note payable of $200,000, net cash proceeds from loans received from stockholders of approximately $334,000 (proceeds of $345,000 less repayments of approximately $11,000). During the year ended June 30, 2016, we drew approximately $18,100 and repaid $17,200, on our line of credit. Furthermore, we made payments of approximately $37,500 for deferred offering costs.

Net cash provided by financing activities was $620 for the year ended June 30, 2015, which represented the net cash proceeds from the line of credit.

Working (Deficit) Capital

We had a working deficit of approximately $133,000 as of June 30, 2016 and working capital of approximately $1,115,000 as of June 30, 2015.

Our cash is used to finance the purchases of inventory, deposits to vendors, and operating expenses. We obtained short term and long term debt financings including net cash proceeds received from a note payable in the amount of $200,000, bank loan in the amount of approximately $215,000 (proceeds of $438,000 less repayments of approximately $223,000), convertible debentures in the amount of $950,000, and stockholder loans in the amount of approximately $334,000 (proceeds of $345,000 less repayments of approximately $11,000) during the year ended June 30, 2016. These debts had outstanding balances due as of June 30, 2016.

We had an outstanding line of credit balance of $91,299 and $90,287 as of June 30, 2016 and June 30, 2015, respectively.

Future Liquidity and Cash Flows

We incurred operating losses and had negative operating cash flows and may continue to generate negative cash flows as the Company implements its business plan for the future. There can be no assurance that the our continuing efforts to execute our business plan will be successful and that we will be able to continue as a going concern as the report of our independent registered public accounting firm with respect to our financial statements for the years ended June 30, 2016 and 2015 indicates that our recurring losses and negative cash flows from operations and the need for additional capital raise substantial doubt about our ability to continue as a going concern. During the years ended June 30, 2016 and 2015, we had a net loss of approximately $2,431,000, and $299,000, respectively and net cash used in operations of approximately $1718,000, and $11,000, respectively, and working deficit amounted to approximately $133,000 as of June 30, 2016.

On July 29, 2015, we entered into a loan with a bank for principal of $250,000, with a one year term. On May 18, 2016, we entered into another bank loan to replace the bank loan above for a principal of $250,000 with a nine-month term. In January and February 2016, we consummated the closing of a bridge financing of convertible notes in the aggregate principal amount of approximately $950,000 in a private placement. On March 29, 2016, we issued a short term promissory note to an unrelated party for $200,000. On September 12 and October 8, 2016, we consummated two bridge financings of convertible notes in the aggregate amount of $700,000 with 2-year term with maturity dates in September and October 2018, respectively. On October 12, 2016, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with a lending institution for a Senior Secured Redeemable Debenture (“Debenture”). We issued an initial Debenture in the amount of $1,500,000 and received cash proceeds of approximately $1,338,000 (net of fees of approximately $162,000). We used part of the cash proceeds to repay the Bank Loan in the amount of approximately $128,000 on October 12, 2016. Under the terms of the Purchase Agreement, we were granted the options to issue additional Debentures up to a maximum amount of $3,000,000 if certain conditions are met including (i) no default occurs during the term of the Purchase Agreement, and (ii) approval by lending institution. The Debenture carries an interest rate of 18% per annum, is secured by our assets, and is personally guaranteed by two of our principal stockholders and officers. We are required to remit interest payments only for the months of November and December 2016, and monthly payments including principal and interest during the period between January 2017 and January 2018. We have the right to redeem the debenture in full prior to its maturity date. The Securities Purchase Agreement is subject to certain fees, including an advisory fee of $300,000 which is due in three installments, and has a term of 15 months from the closing date. Management’s plans include the current public offering of up to approximately $20 million worth of our common stock. There can be no assurance that we will be successful to raise additional capital under this offering. If we are not able to raise additional capital that may be needed, it could have a material adverse effect on our future business plans. Management believes that if we are not able to consummate this offering, we would have to find other sources of financing to complete our business plans for the future. There can be no guarantee that we would obtain financing with terms that are acceptable to us, in which case, we may have to limit our expansion of new products or limit our working capital.

Effects of Inflation

Inflation generally affects us by increasing costs of raw materials, labor and equipment. We do not believe that inflation had any material effect on our results of operations in the periods presented in our financial statements.

Off Balance Sheet Arrangements

We did not have any off balance sheet arrangements as of June 30, 2016.

Financial Instruments

Our financial instruments are comprised of cash and cash equivalents, accounts receivable, deposits, accounts payable, shareholder loans, lines of credit and bank loans.

Fair value of financial instruments

Fair value of a financial instrument is defined as the amount for which the instrument could be exchanged in a current transaction between willing parties. The estimated fair value of our financial instruments approximates their carrying value due to the short maturity term of these financial instruments and/or the current interest rates payable in relation to current market conditions.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss to future earnings, values or future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument might change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. We do not use derivative financial instruments for speculative, hedging or trading purposes, although in the future we might enter into exchange rate hedging arrangements to manage the risks described below.

Foreign exchange risk

We are exposed to foreign exchange risk as a result of transactions in currencies other than our functional currency, the United States dollar. The majority of our revenues are transacted in U.S. dollars, and the majority of our expenses are transacted in U.S. dollars. We do not use derivative instruments to hedge against foreign exchange risk.

Interest rate risk

We are exposed to interest rate risk on our invested cash and cash equivalents. The interest rates on these instruments are based on bank rates and therefore are subject to change with the market. We do not use derivative financial instruments to reduce our interest rate risk.

Credit risk

We sell our products to a variety of customers under various payment terms and therefore are exposed to credit risk. We have adopted policies and procedures designed to limit this risk and expect to seek additional protection in the form of entering into third party guarantees of international payment risks following the closing of this Offering. The maximum exposure to credit risk at the reporting date is the carrying value of receivables. As necessary, we establish an allowance for doubtful accounts that is estimated based on a variety of factors, including accounts receivable aging, historical experience and other currently available information, including current economic conditions. Based upon our evaluation as of June 30, 2016 and 2015, no allowance for doubtful accounts was considered necessary.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most complex and subjective estimates include: accounts receivable valuation and collectability; inventory valuation and obsolescence; valuation and recoverability of long-lived assets, including property and equipment and intangible assets, income taxes, including uncertain tax positions and recoverability of deferred income taxes. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted.

We believe the following critical accounting policies involve the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Foreign Currency

The functional currency of our Hong Kong and Shenzhen, China subsidiaries are the U.S. dollar (“US$”), as the subsidiaries’ operations are a direct and integral component of the parent company’s operations.

Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are converted into US$ at the rate on the date of the transaction and included in the accompanying consolidated results of operations as incurred.

Revenue recognition

We sell our products to retailers, including those with a large internet presence, and also partner with large electronics distributors, in addition to selling directly to customers on their own website.

Revenues are recognized when the following criteria are met: there is persuasive evidence that a sales agreement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed or determinable, and collectability is reasonably assured.

The delivery criteria for sales to retailers is considered to be met when the applicable customer takes title to the goods and assumes the risks and rewards of ownership, which is generally on the date of shipment, at the shipping point. Delivery for sales related to distributors is considered to be satisfied on the date the distributors receive the shipment at the destination, which is when title passes.

Internet sales, including sales which take place through third party on-line retailers, are recognized on the date the goods are shipped, at which point title passes to the customer, and all other criteria for revenue recognition are met.

Accounts Receivable

Accounts Receivable represents balances due from customers at invoice amounts. We continuously monitor accounts receivable balances to identify potential credit and collection risks and establishes an allowance for doubtful accounts when considered necessary. Estimate of credit and collection losses are based on a variety of factors including accounts receivable aging, historical experience and other currently available information, including current economic conditions. We have no significant historical occurrences of bad debts and have therefore determined that an allowance for doubtful accounts is not necessary for any of the periods presented.

Inventory

Inventory consists of finished goods and is stated at the lower of cost (weighted average cost method), or market. We periodically evaluate inventories for potential excess, slow-moving or obsolescence goods and recorded reserves when considered necessary. Write-downs to lower of cost or market are considered permanent adjustments to the cost basis of goods when it is determined that their net realizable value is less than the carrying amount. As of June 30, 2016 and 2015, we had a reserve for slow moving inventories in the amount of approximately $148,000 and $161,000, respectively.

Taxes

In August 2014, we were reorganized into a C Corporation. Prior to the reorganization, we elected to be taxed as a partnership and the income or loss was required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying consolidated financial statements for periods prior to August 15, 2014 (the date on which we elected to be taxed as a C Corporation).

We account for income taxes under the asset and liability method. We recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

In addition, our management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing our income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorizes. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for U.S. (federal and state), Hong Kong and PRC purposes.

Recently Issued Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2016-02 “Leases (Topic 842)”. This update amends leasing accounting requirements. The most significant change will result in the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under current guidance. The new guidance will also require significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. ASU 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2018, which for us is July 1, 2019, the first day of our 2019 fiscal year. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Early adoption is permitted, and a number of optional practical expedients may be elected to simplify the impact of adoption. The Company is currently evaluating the impact of adopting this guidance.

On July 22, 2015, the FASB issued ASU 2015-11, “Inventory, Simplifying the Measurement of Inventory”, a new standard that requires entities to measure most inventory” at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The new standard will not apply to inventories that are measured by using either the last-in, first-out (LIFO) method or the retail inventory method. The new standard will be effective for fiscal years beginning after December 15, 2016, and interim periods in fiscal years beginning after December 15, 2016. The Company is in the process of evaluating the impact of adoption on its condensed consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” (ASU 2014-09) which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for annual reporting periods for public business entities beginning after December 15, 2017, including interim periods within that reporting period, and for non-public entities annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The new standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures. The Company has not yet selected a transition method nor determined the effect of the standard on its ongoing financial reporting.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entities Ability to Continue as a Going Concern (ASU 2014-15). The guidance in ASU 2014-15 sets forth management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern as well as required disclosures. ASU 2014-15 indicates that, when preparing financial statements for interim and annual financial statements, management should evaluate whether conditions or events, in the aggregate, raise substantial doubt about the entity’s ability to continue as a going concern for one year from the date the financial statements are issued or are available to be issued. This evaluation should include consideration of conditions and events that are either known or are reasonably knowable at the date the financial statements are issued or are available to be issued, as well as whether it is probable that management’s plans to address the substantial doubt will be implemented and, if so, whether it is probable that the plans will alleviate the substantial doubt. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods and annual periods thereafter. Early application is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes”, an update to ASC 740, Income Taxes. Current U.S. GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in ASU 2015-17 require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in ASU 2015-17. The Company adopted this standard during the year ended June 30, 2016. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

Other recently issued accounting standards are not expected to have a material effect on the Company’s condensed consolidated financial statements.

BUSINESS

Overview

We design, manufacture and market consumer products — from recreational and commercial drones to smart wearables and innovative mobile accessories for smartphone and camera users. We try to identify opportunities where users can benefit from new technology, identify the gaps and areas that can be simplified and enhanced, and develop these opportunities into products. Based on our unit sales to date, we believe that more than one and a half million people worldwide have used our products.

Mota Group has two principal divisions:

•	MOTA — Develops, manufactures and markets recreational and commercial drones and other unmanned aerial systems (UASs). We have two lines of drones: recreational (consumer) drones (under our JETJAT brand) and UAS platforms for commercial applications (under our Pro Live and GIGA brands). Many of our drones are capable of delivering real-time video, automatic control, tracking and geographic data, which increases flexibility in planning and execution.
•	TAMO — Designs, manufactures and markets stylish wearables, virtual reality products, portable power products and mobile accessories, including smartwear and wearables, portable power products and mobile accessories.

Our operations are fully integrated — we start with an idea; we engage in the design process either in-house or in conjunction with third parties; we manufacture our products in outsourced factories, most of which are in China; and we distribute them both from company-owned fulfillment centers and through major retail, e-commerce, and independent dealers throughout North America (and soon Europe and Latin America). Our integrated development process allows us to focus on product quality, timeliness, marketing and customers for the entire commercialization cycle. Since our founding in 2003, we have streamlined our operations to enable us to rapidly deliver advanced, innovative solutions that are also easy to use and fun.

Products

Product Lines

We have a broad range of products, including four major product lines:

•	Drones and Unmanned Aircraft Systems (UAS)
º	Ultra-small recreational drones with highly advanced features.
º	Autonomous commercial drones for industrial and civil uses that bring artificial intelligence and robotics to small unmanned commercial aircraft.
-	Virtual Reality Products and Accessories
-	Optimized for Drones and can operate to livestream drone’s point of view
•	Smartwear and Electronics
º	Smartwatches and other devices to make smartphones more useful.
º	Activity trackers and fitness products.
º	A patent-pending wireless charger that lets people use a GoPro camera longer and recharge it anywhere.
º	Household automation, such as automatic pet feeders.
•	Mobile Accessories
º	Attractive accessories that are needed on daily basis, such as portable power products, smartphone battery cases, cables and similar products in the latest consumer styles.
•	Toys
º	Toys for almost all ages.

º	Remote, robotic, wooden, skill, and educational toys for toddlers to teens.

We have two patents, four provisional patents, and 14 filed patent applications relating to drones, consumer electronics, and toys.

Our Existing Drone Products

Recreational Drones.  In our recreational drone line, our JETJAT Nano series drones bring the thrill of flight to almost everyone anywhere. Our JETJAT® ULTRATM drone, for example, which has a built-in streaming camera yet fits in the palm of your hand, creates indelible family memories, much like the first Kodak cameras, with the ability to record personal events from vantage points never before possible and stream them to the phone and internet. It provides novel capabilities for our NanoTM Series, such as live streaming video to a smartphone and throw-to-fly, along with ease-of-use features such as one-touch take-off that are designed to elicit consumer interest in our drones, some of which are smaller than a golf ball. Current retail prices for our recreational drones range from $40 to $130.

Commercial Drones.  Our highly versatile commercial drones are adaptable for specialized applications including construction, agriculture, energy, cinematography, real-estate marketing, sports training, aerospace and defense, and many others. Current retail prices for our commercial drones range from $200 to $1,000.

Markets

Drones.  In March 2016, Goldman Sachs estimated the worldwide total addressable market for non-military drones at $38 billion by 2020. In May 2016, NPD Group’s Retail Tracking Service reported that U.S. drone sales grew 224% from April of 2015 to April of 2016. In May 2015, the Consumer Technology Association, a trade association for the U.S. consumer electronics industry, predicted sales of non-military drones in the U.S. will top 2.8 million units in 2016, a 149 percent increase over last year. They also estimated that drone flights will reach one million per day within the next 20 years, unless there are regulatory impediments.

Smartwear and Toys.  Our other large, high-growth markets include smartwear and toys. Gartner forecasts sales of wearable electronic devices at $28.7 billion in 2016. IDC estimates worldwide shipments of wearables at 110 million by the end of 2016, doubling to 237 million units by 2020.

The U.S. toy industry had best year in a decade in 2015. NPD Group estimated growth at 7% over 2014 and the total U.S. toy industry at $24 billion in 2015. In May 2016, NPD Group’s Retail Tracking Service reported that U.S. drone sales grew 224% from April of 2015 to April of 2016.

Marketing

We sell our products through multiple prominent retailers, including Amazon, Best Buy, Staples, Office Depot, Groupon, and Walmart. We also partner with large electronics distributors such as Ingram Micro, Synnex Corp. and D&H Distributing, both domestically and internationally. Some of these distributors also provide local technical support for our products. Our focus is to leverage our distribution network to identify and market added value specialty and consumer electronics products.

Recent Performance

Beginning in 2015, we have focused on the rapidly growing markets for consumer drones and commercial unmanned aircraft systems (UAS). These products have higher margins than our legacy products, but also have higher upfront development costs.

In 2015 and to date in 2016, cash constraints have limited our transition to a focus on drones and related development programs. Although we were able to successfully introduce our first suite of drone products in the second half of fiscal 2016, the transition caused a decrease in overall revenue in 2015 and 2016. We believe that the proceeds of this offering will enable our growth plans by accelerating our ability to create innovative drone features, as well as increase our selling channels, allowing us to expand into worldwide markets such as Canada, Mexico and Europe. The proceeds will provide us with additional funds for licensing, export and import, warehousing, product certifications, packaging, marketing and local support for our products in each region. For instance, retailers in Mexico require all radio frequency operated devices, including drones, to be governmentally certified before the product can be sold to the mass market. Such certification, especially for the range of products we offer, is a significant expense. In addition, attending local tradeshows and funding marketing and promotional budgets with European, Canadian and Mexican distributors is an essential cost of business in penetrating and gaining market share in these markets As our growth strategy is implemented, we will phase out our low-margin, low cost products that are volume-based, such as plastic phone cases, low priced-toys, and most of our portable power accessories. Our legacy non-drone products that we intend to continue to sell are our high volume selling toys such as our train series (Holiday Train Set with Smoke and Sound). We believe that we have demonstrated our growth potential by our ability, even though cash-constrained, to continually introduce new products to market while keeping their ease-of-use and “fun” aspects as core attributes, along with low cost.

According to Business Finance News, Goldman Sachs has valued the drone industry at $1.5 billion for 2015, and expects it to reach $5 billion by 2017.

Drone Features Under Development

We expect to introduce a number of drone features in 2016 and 2017. One of the most innovative products in our development pipeline is DRONE HANDSTM, which will allow drones to automatically take certain pre-programmed actions in-flight. We believe DRONE HANDS, in particular, has the ability to revolutionize the UAS market by introducing AI and robotic features in UAS operations for fully autonomous operation. A DRONE HANDS feature on a drone for precision agriculture, for example, could enable adaptive autonomous operations, whereby the drone could adapt its mission by re-prioritizing its tasks to take into account changes in environmental conditions that occur during flights, such as wind.

Future Products

Consumer electronic is an always-changing industry. We expect to expand our products to include additional types of drones, and products that can be used in conjunction with drones or in other markets that directly or indirectly involve drone and related technologies. For these products, we expect to develop features such as augmented reality, virtual reality, and robotics that will be among the features with the greatest demand. We expect to work on acquisitions or partnerships with companies in these areas in 2017 and 2018. Although we do not have any agreements for acquisitions or partnerships in place, we anticipate using a portion of the proceeds from this offering for such purposes. We do not yet know, however, how much will be needed for such purposes.

Large drones for precision agriculture can lift several kilograms of chemicals, and apply it to precise areas with less exposure and risk to the operator from contact with the chemical. This is an industry that is currently evolving, and we intend to enter into this segment as the market grows. They can also cover a large area with lesser cost than manned aircraft like cropdusting helicopters and airplanes. Such drones can retail for around $30,000, according to Goldman Sachs. The Yamaha RMAX, a helicopter drone capable of applying a 20 kg. (44 lb.) payload for agriculture, can cost around $85,000, according to the Association for Unmanned Vehicle Systems International.

In terms of channel distribution, we have worked, and will continue to pursue, from relatively small number of e-commerce platforms to establish major distribution channels such as Ingram Micro, SYNNEX, DandH and others in key markets worldwide. This strategy will enable us to increase demand for our products and deepens brand loyalty due to localized sales and support.

We have introduced stylish mobile accessories, including patented power solutions, one of which enables longer shoot times for GoPro camera users, and have created innovative, well designed wearables that enhance the usability of smart phones. Our technology-based household products include specialized LED lights and an automatic pet feeder.

Our Solution

Our technology solutions incorporate identifying drone and related technologies that historically been available to “early adopters” and simplifying them so that the technology is usable by general consumers and businesses. This expands upon our core capabilities and, in the field of UAS, we intend to provide cost-effective consumer drones and commercial UAS that were previously available only at an extremely high cost of acquisition and operation.

Growth Strategy

We intend to grow our business, both domestically and internationally, by continuing to innovate in the growing markets for drones/UAS and consumer electronics. Key components of this strategy include the following:

•	Market our drones to new categories of customers, including the mass market, the real-estate industry, military, law enforcement and other commercial users. We intend to increase the penetration of our UAS products within the U.S. military, the militaries of allied nations and non-military U.S. customers, as well as law enforcement and first responder agencies. We believe our UAS platforms are uniquely capable of addressing the needs of these target markets and that the demand for recreational, commercial and civil UAS deployments will continue to grow rapidly.
•	Deliver innovative solutions. Innovation is the primary driver of our growth. We plan to continue our efforts to enable us to satisfy our customers through better, more capable products and services, in response to, and in anticipation of, their needs, and continue to deliver innovative new products that address needs within and outside of our current target markets. Our principal focus will be on innovative, high margin, products.
•	Increase our marketing efforts in UAS and hobby drones. We strive to utilize industry experience we have accumulated to increase our presence in the drone market by investing in customer satisfaction, branding, product quality and innovation.
•	Foster our entrepreneurial culture and continue to attract, develop and retain highly-skilled personnel. We have created a corporate culture that encourages ideas, innovation, collaboration and an entrepreneurial spirit, which helps to attract highly skilled professionals. We intend to further nurture this culture to promote the development of innovative, highly technical solutions. A core component of our culture is the demonstration of trust and integrity in all of our interactions, contributing to a positive work environment and engendering loyalty among our employees and customers.
•	Innovative use of fulfillment centers and carriers to reach end-user customers faster. We utilize third-party fulfillment centers in strategic locations in California and other states, and in the UK, Mexico, Canada, and Hong Kong. We typically airfreight smaller electronic accessories and drones/UAS, while accessories and packaging are typically shipped via ocean freighter from our manufacturers in China to our fulfillment centers, where the products are packaged for retail sale. Managers monitor inventory levels to ensure the optimum balance. This strategy allows us to reach customers faster, reduce shipping costs, improve shipment accuracy, reduce custom levies, customize products for local markets, and reduce inventory levels. It also allows us to improve flexibility, allowing us to act faster, and reduce labor costs while enhancing customer satisfaction.
•	Expanding distribution worldwide. We have worked over the years, and will continue to pursue, increasing our distribution base from a relatively small number of e-commerce platforms to major distribution channels such as Ingram Micro, SYNNEX, D&H and others in key markets worldwide. This strategy will enable us to increase demand for our products and deepens brand loyalty due to localized sales and support.
•	Preserve our agility and flexibility. Our organization is designed from ground-up to be adaptable. This unique adaptability has allowed us to conform as customer demands change overtime. We are able to respond rapidly to evolving markets and deliver new products quickly, efficiently and affordably. We believe that this ability helps us to strengthen our relationships with customers and be able to identify market needs faster and better. We intend to maintain our agility, adaptability, and flexibility, which we believe to be important sources of differentiation when we compete against larger and better-funded competitors. See “Competitive Advantages” below.

Risks Affecting Our Business

Below is a summary of some of the principal risks that affect our business:

•	We operate in rapidly evolving markets, which makes it difficult to plan product strategy;

•	We face competition from other companies, many of which have substantially greater resources that we do;
•	Failure to obtain any necessary regulatory approvals or new restrictions imposed on drone users by either domestic or international agencies may inhibit sales;
•	Our growth strategy for our drones and consumer electronics products is dependent on expanding into new customer categories and gaining broad consumer recognition and acceptance, and we may not be able to successfully implement this strategy;
•	If critical components of our products that we currently purchase from a small number of suppliers, or raw materials used to manufacture our products, become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business; and
•	If we fail to protect, or incur significant costs in defending, our intellectual property and other proprietary rights, our business and results of operations could be materially harmed.

Focus on Unmanned Aerial Systems

We have recently shifted our primary focus to consumer drones and commercial unmanned aviation systems. MOTA has initially created two lines of drones: consumer drones (under our JETJAT brand) and UAS platforms for commercial applications (under our Pro Live and GIGA brands). Many of our drones are capable of delivering real-time video, tracking and geographic data, which increases flexibility in planning and execution. We have a large customer base, from individual consumers to large corporations and government entities.

Current events and the need for cost-effective aerial surveillance in business, commercial and government agencies have significantly increased UAS utilization, resulting in greater demand for not only new systems, but also for spares, repairs and refurbishment. We also believe that the military’s growing need for aerial platforms will be a long-term driver of demand.

The MOTA UAS Differentiators

We believe that our drones offer highly competitive functionality. JETJAT Nano addresses the large and growing new market of consumer drone ownership. Our MOTA GIGA and Pro Live models have advanced operational capabilities unique to commercial UAS, including but not limited to quality aerial photography, videography, GPS navigation, one click take-off/landing, and “auto-follow” features.

•	Coverage of All Markets: Mass Market/High-End/Hobby/Commercial. Our products cover high end markets and the mass market. The JETJAT family of drones was released in November 2015, and approximately 12,000 units were sold through June 30, 2016. It currently consists of four drones from very basic to hobbyist and they have an average of 4.5 Amazon star rating. It has received enthusiastic reviews from major news media such as WIRED magazine and coverage on Fox News, Bloomberg, CNBC, BBC, NBC, CCTV, and other major news media. JETJAT makes drone ownership broadly affordable and practical. Consumers can now buy multiple drones as inexpensive toys with a particularly high “play value”, both for fun as well as the ability to record photos and videos from vantage points previously unavailable to drones JETJAT’s size. We began selling commercial sign drones in June 2016.
•	Advanced Proprietary Technology for Commercial UAS. We believe that our under development exclusive DRONE HANDSTM Flight Management System technology, which is under development will help make our high-end drones one of the most advanced in the industry. We anticipate that development may take up to approximately twelve months. It is designed to enhance our drones’ capabilities by enabling a fully programmable robotic function for autonomous flight and operation, such as package delivery. In effect it makes a drone an airborne robot and will be eyes, ears and hands in the sky.
•	Existing Interest by Major Retailers. MOTA has received numerous requests for product placement in major retailers, both online and brick-and-mortar. This existing relationship allows quick product distribution across the channels.

•	Distinguishing Design. MOTA products enjoy high brand recognition, distinguishable by our products’ sleek design and innovative capabilities, deepening customer engagement and loyalty.

Commercial/Military UAS

Our commercial UAS line of products includes the following models and features:

Recreational UAS

Our recreational UAS line of products includes the following models and features:

(Drones not shown to scale)

We believe that the underlying demand for drones and UAS will continue to grow as existing users continue to deploy them and as new customers adopt aerial technology. The ability of drones/UAS to provide real-time visual information over long distances and in inaccessible areas in a relatively quick and efficient manner creates significant potential for a very wide array of applications. Domestically, we expect the commercial UAS market to develop, driven by businesses and by government agencies for applications such as border surveillance, police and fire detection of heat and infrared, and infrastructure monitoring such as for agriculture and energy, and real estate marketing. We expect individual consumer drones to generate more sales on unit basis than the commercial UAS market.

We have performed multiple commercial demonstrations to date and, based on the interest of major retailers in stocking our drones and our own comprehensive competitive analysis, we believe they significantly outperform the competition.

Consumer Electronics

In addition to our UAS offerings, MOTA has engineered solutions designed to fulfill consumer electronics needs for easy-to-use devices with high functionality. These include a unique wireless portable charger for GoPro cameras, a full line of stylish smartphone battery cases, power banks and card chargers, smart wearable, and other products. Our current consumer products includes the following:

•	Drones, UAS
•	Smart wearables and watches
•	Activity trackers
•	Household automation including automatic pet feeders
•	Mobile accessories

•	Toys for most ages including robotics, vehicles, remote, and learning toys
•	Pet accessories
•	Portable power and wireless chargers
•	Cables, adapters, and similar products
•	Other consumer electronics

Sales and Marketing

Our marketing strategy is to increase awareness of our brand among key target market segments and to associate our brand with innovation, flexibility, agility and the ability to deliver new technology solutions. Our reputation for innovation is a key component of our brand and has been acknowledged through a variety of awards and recognized in numerous articles in domestic and international publications. We have 15 registered and pending trademark applications for our brands including MOTA, TAMO, JET JAT, PICO, DRONE HANDS, WHERE DRONES LIVE, MR ELEPHANT, SIN, MYWARMPET, RAPIDFAST, NANO, UNORTH, PRO LIVE, ULTRA, and GIGA.

The majority of our marketing is performed in-house by our staff members who are familiar with our company’s culture and products, using freelancers to handle peaks in activity and some specialized project functions. Our marketing team is proficient in a wide variety of digital tools and resources for advertising, design, direct response, events, product and lifestyle, photography, press and market analyst relations, printing and production of collateral, manuals, packaging and marketing output, social media influencer engagement and promotion, videography, web content and writing, for ourselves and our partners.

Our marketing programs are focused on engaging consumers by exposing them to compelling MOTA content that leads them to imagine using our products. We believe this approach enhances our brands while demonstrating the performance and versatility and fun nature of our products. By achieving a presence in consumers’ minds, we accelerate and initiate the buying decision. Our marketing and advertising efforts span a wide range of consumer segments and demographics worldwide.

We also integrate MOTA users’ own content, whenever appropriate, into advertising campaigns across various platforms, including television commercials, print, online, billboards and other advertising, and at tradeshows. Consumers seeing other consumers having fun with a product is a powerful marketing tool. In-store channel marketing includes POP displays and other in-store marketing to capture users’ interest as they enter the store.

We sell our products both through distributors and direct sales. We make that determination depending on the size and location of the customers, payment risk factor, order size, and other factors. We sometimes maintain direct relationships with the customers while the actual fulfillment is done by a distributor.

We are focused on building close relationships with our retailers and distributors, educating our partners’ sales forces about our products’ value and selling points, working with them to merchandise our products in a compelling manner in-store, as well as providing consumers with informative and convenient ecommerce experiences at retail partner websites.

Retail Sales.  We also sell to retailers and stores in North America, Europe, South America, and Asia through our retail and e-commerce channels. Due to the unique method of our sales process, we can drop-ship, thereby eliminating inventory at remote locations. This has greatly increased demand for our products since customers’ orders can still be fulfilled while they are out of stock by having us fulfill the product for them.

Sales Agents.  We also utilize a network of location-based independent manufacturer representatives to sell our products to both independent and big box retailers. Our representatives provide highly personalized service to these retailers, including assisting with product mix planning, channel marketing and in-store merchandising. We also have an internal, regionally focused sales team that provides additional outreach as well as a secondary level of service to both the manufacturer representatives and the independent specialty retailers. Independent specialty retailers generally carry our higher-end products, targeting their core customers who we believe tend to be early adopters of new technologies.

Big box retailers.  We sell to large retailers with a national presence, including Amazon, Best Buy, Staples, Office Depot, Groupon, and Wal-Mart. We support these retailers with a dedicated and experienced sales management team. We believe this enables us to build close relationships with these retailers and to reduce channel conflict. These retailers generally carry a varied subset of our products targeting their particular end-user customers. This helps us maintain in-store product differentiation between sales channels and protects our brand image in our core specialty retail markets.

Mid-market retailers.  We sell to retailers with a large regional or national presence, often focused on specific verticals such as consumer electronics, sporting goods, military, hunting and fishing and motor sports. We refer to these retailers as our “mid-market” channel, which includes Fry’s Electronics and more. We sell directly to these retailers through our independent sales agents assigned to particular accounts and regions. Mid-market retailers generally carry a smaller subset of our products targeted toward their end-user customers.

E-commerce.  We sell our full line of products directly to consumers around the world through our online store at mota.com and other websites. We drive consumers to our website through online and offline advertising, as well as marketing promotions carried out at tradeshows and sponsored events. Customers may also order our products over the phone.

Distributors

In addition to direct sale to large retailers, we also sell our products through major distribution channels such as Ingram Micro, D&H, and SYNNEX/New Age Electronics. We also have presence in international markets through various direct and indirect distributors such as Kondor Europe, Tama Japan, Ingram Micro Europe, New Zealand, Australia, and Asia.

The sales team targets large entities with the potential for domestic and international enterprise adoption of our solutions. As of now, our sales team is understaffed and there is the possibility some opportunities are being missed. We plan to use the proceeds to hire additional sales staff. We believe that our dealers are well suited to address large numbers of worldwide customers.

In the second half of 2015 and after CES Asia in Shanghai in May 2015, we discovered significant interest in our products by international retailers and distributors in Asia and Europe and therefore we started the engagement process for such large distribution networks around the world including but not limited to Ingram Micro Europe, Aquipa, Kondor, Tama Japan, Amazon China, JD, SYNNEX Canada and Japan, and Amazon Europe. We expect that the proceeds of this offering will enable us to significantly expand our international channels. Distributors generally enter into non-exclusive agreements with us for the purchase and redistribution of our products in specific territories.

We have dedicated sales personnel focused on providing a high level of service to these distributors, including assisting with product mix planning, channel marketing and in-store merchandising, development of marketing materials, order assistance and educating the distributors’ sales personnel about MOTA products.

We believe pricing strategy is critical to sustain our brand. The majority of our innovative products, including our drones and wearables, are marketed using minimum advertised prices (MAP). Customers that want to carry our MAP products go through an authorization process.

We participate in co-sponsored events with our customers and industry trade shows, such as the Consumer Electronics Show and Toy Fair in North America, CES Asia in China, and IFA in Europe. We participate in these events and trade shows in order to develop new relationships with potential customers and maintain relationships with our existing customers. We have participated with major brands such as WIRED/Conde Nast in pop-up stores, with PepsiCo/Mountain Dew in customer marketing communications, and with over-the-air tech radio shows for product promotion. We also intend to fund cooperative advertising campaigns with our customers, develop custom products promotions and cooperate with our retailers to use point-of-sale and mail-in rebate promotions to increase sales of our products. We also intend to utilize sales circulars to obtain regional and national exposure for our products and our brands. We believe that these marketing efforts will help generate additional shelf space and visibility for our products at major retailers, promote retail traffic and sales of our products, and enhance our goodwill with these retailers.

Manufacturing and Operations

We pursue a common manufacturing strategy across our product lines, focusing on rapid prototyping, supply chain management, final assembly, quality systems and testing, and worldwide logistics and shipping. Using concurrent engineering techniques within an integrated product team structure, we rapidly prototype design concepts and products to produce products at reduced cost and optimize our designs for manufacturing requirements, mission capabilities and customer specifications. Within this framework, we develop our products with feedback and input from manufacturing, supply chain management, key suppliers, logistics personnel and customers. We rapidly incorporate this feedback and input into the design before tooling is finalized and full-rate production begins. As a result, we believe that we have significantly reduced the time required to move a product from design phase to full-rate production deliveries with high reliability, quality and yields, and that this is a significant competitive advantage for us.

We outsource certain production activities, such as the fabrication of structures and the manufacture of subassemblies, to qualified suppliers with whom we have built long-term relationships. This outsourcing enables us to focus on quality and marketing of our products, ensuring high levels of quality and reliability. We believe that our highly efficient supply chain is a significant strength of our manufacturing strategy. We have forged strong relationships with our key suppliers that we believe will allow us to continue to grow our manufacturing capabilities and execute our growth plans. We continue to expand upon our suppliers’ expertise to improve our existing products and develop new solutions. We rely on both single and multiple suppliers for certain components and subassemblies. See “Risk Factors — If critical components of our products that we currently purchase from a small number of suppliers or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.”

While we make most product decisions in our United States locations, we currently outsource a significant majority of our manufacturing to manufacturers located in China. Our operations team includes managers based in San Jose, California, Shenzhen, China, and Hong Kong who coordinate with our manufacturers’ engineering, manufacturing and quality control personnel to develop the requisite test and manufacturing processes and oversee manufacturing activities and worldwide shipping. We believe that using outsourced manufacturing enables greater scale and flexibility at far lower cost than establishing our own manufacturing facilities. We periodically evaluate the need and advisability of adding manufacturers to support our operations.

We have third-party fulfillment centers in California, Nevada, Arizona, UK, Canada, and Hong Kong. These facilities are either full-service centers (both light assembly and warehouse/fulfillment) or warehouse/fulfillment-only centers. Smaller electronic accessories and drones/UAS are typically air freighted while accessories and packaging are typically shipped via ocean freighter from our manufacturers in China to these fulfillment centers, where the products are packaged for retail sale. This postponement strategy allows us to reduce shipping costs, reduce custom levies, customize products for local languages and improve inventory flexibility.

Competition

Our industry is characterized by intense competition, supply shortages or oversupply, rapid technological change, evolving industry standards, declining average selling prices and rapid product obsolescence.

We believe that the principal competitive factors in the markets for our products and services include customer loyalty, “coolness” and “buzz,” product performance, features, acquisition cost, and lifetime operating cost, including maintenance and support, ease of use, integration with existing equipment, quality, reliability, customer support, brand and reputation.

The market for drones/UAS is evolving rapidly and subject to changing technologies, shifting customer needs and expectations and the potential introduction of new products. We believe that a number of established domestic and international defense contractors have developed or are developing drones/UAS that have and will continue to compete directly with our products. These competitors may have significantly more financial and other resources than us. Our current principal drone/small UAS competitors include 3DR, DJI, Parrot, Yuneec, and potentially GoPro, some of which have longer operating history and greater name recognition, may have substantially greater financial, technical, marketing and other resources. As a result, these competitors may be able to better absorb price declines, ensure more stable supply, adapt more quickly to new or emerging technologies or devote greater resources to the promotion and sale of their products than us. Ultimately, this may lead to a decrease in our sales and market share and have a material adverse effect on our business, financial condition and results of operations.

We do not view large UAS manufacturers such as AAI Corporation, AeroVironment, General Atomics, Northrop Grumman Corporation, and The Boeing Company as direct competitors because they are weapons and extended-flight surveillance platforms, tend to be much higher priced, and are not hand launched and locally controlled. We cannot be certain that these platforms may not be direct competitors in the future.

In our consumer electronics markets, we expect to face competition from existing or future competitors that design and market similar or alternative products that may be less costly and/or provide additional features. If a manufacturer of consumer electronics products develops products with similar features, our revenues would decline, which would result in a material adverse effect on or business.

Competitive Advantages

Mota’s greatest asset is its employees. We hire very selectively and nurture employees’ talents to achieve high levels of retention. We believe that keeping our employees happy creates an atmosphere where our employees can focus on customer service.

Our business is flexible and we are able to adapt to rapid changes in consumer preferences quickly. We have a large customer base that uses the products that we sell on daily basis, and, unlike some of our competitors, we focus on the general direction of industry and adapt to it. Because of our customer base, the variety of our products that they use and our flexible inventory maintenance model, we are able to quickly change the type and variety of products we sell to take advantage of situations that our less nimble competitors would be unable to deal with. Since our customers are used to using a variety of the products that we sell, it is easy for them to see themselves buying a new product from us. In addition, because we order only a limited amount of product at any time, we are able to switch manufacturers quickly without interrupting our delivery time to customers. Our products have been featured on television shows such as Fox and Friends and on the Hallmark channel. Owning our fulfillment centers while also utilizing third-party and distribution. Our strategic business model, utilizing cost direct, and third-party distribution centers, allows us to respond rapidly to market opportunities and changes in our supply chain, shipping and other costs, and other conditions. It also allows coverage for customers of all sizes, specifically, we tend to ship to the small-medium sized customers via third party distribution and large ones through direct distribution.

Warranties

Because the design and manufacturing process for our products can be highly complex, it is possible that our products may contain defects or are otherwise not compatible with end uses. In accordance with industry practice, we generally provide a limited warranty that our products are in compliance with our specifications existing at the time of delivery. Under our general terms and conditions of sale, liability for certain failures of products during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items. Under certain circumstances, we may provide more extensive limited warranty coverage than that provided under our general terms and conditions. Some of our products, especially in our toy lines, cover only “defective replacement.”

Seasonality

Historically, we have experienced the highest levels of revenue in the fourth calendar quarter of the year, coinciding with the holiday shopping season in the United States and Europe. Accordingly, we have historically introduced our newest generation of product offerings and demand generation such as advertising just prior to this peak season. Given the significant seasonality of our sales, timely and effective product introductions and forecasting for this season are critical to our operations.

Backlog

Given the always-changing nature of the consumer electronics market, customers are reluctant to enter into long-term, fixed-price contracts. Accordingly, new order volumes for our products do, and are expected to continue to, fluctuate significantly. We typically forecast the orders with major customers and accept orders with acknowledgment that the terms may be adjusted to reflect market conditions at the date of shipment. For these reasons, we do not believe that our order backlog as of any particular date is a reliable indicator of actual sales for any succeeding period.

Intellectual Property

Intellectual property is an important aspect of our business, and our policy is to seek protection for our intellectual property when appropriate.

Our trademarks, including “MOTA”, are an important component of the value of our business. We have 15 registered and pending trademark applications relating to drones, consumer electronics, and toys. We cannot be certain that our patent applications will be issued or that any issued patents will provide us with any competitive advantage or will not be challenged by third parties. Our issued U.S. patents will expire between 2026 and 2030. We continually review our developments efforts to assess the existence and patentability of new intellectual property.

In addition to these protections, we generally control access to and use of our proprietary and other confidential information through the use of internal and external controls, including contractual nondisclosure agreements with employees, contract manufacturers, distributors, freelancers and others. Despite these protections, we may be unable to prevent third parties from using our intellectual property without our authorization, breaching any such nondisclosure agreements with us, or independently developing products that are similar to ours, particularly in those countries where the laws do not protect our proprietary and intellectual property rights as fully as in the North America and Europe.

Research and Development

We have not made major material expenditures on research and development activities relating to the development of new products. However, we realize that to compete in this industry, we must continue to offer technologically advanced products. To develop a product, we generally identify the components that need to be integrated in the product, then solicit specific manufacturers of such components, and ultimately arrange for assembly and final configuration of the product. Sometimes such coordination can be made from the final assembly point. This method has proven to be a considerable reduction in cost for us since we would not need to consistently maintain and fund an independent research and development unit, however, we may decide to have our own research and development facility in the future if it is determined to be beneficial for us. We believe our relationship with our contract manufacturers and suppliers allows us to enhance and expand our product offerings with existing and new technologies that such third parties develop internally and avoid the costs associated with an in-house research and development team. Our efforts are directed at the evaluation of new products and enhancements to existing products. We monitor market and industry trends to understand and identify new technologies and plan for new product offerings.

Regulation

Our products are designed to meet or exceeds regulatory standards in United States, Canada, and many other countries, including those regulated by Federal Communications Commission, American Standard of Toy Safety, Consumer Product Safety Commission, and others. As we expand to other countries, we intend to continue complying with appropriate regulatory standards.

For drones/UAS products, while our operations are not necessarily impacted by direct governmental regulation, users of our drone/UAS products are experiencing an evolving regulatory environment. Regulations promulgated by the Federal Aviation Administration for drone use in United States airspace currently do not affect any of our JETJAT consumer (toy/hobby) drones and we do not foresee that they will. On the commercial side, the extent and impact of these regulations cannot fully be assessed at the current time, but we believe commercial drone operators and entities using drones will consider them a routine cost of doing business as they do now for commercial aircraft operations. While currently the only regulation by FAA is on the actual customer side (and not on the seller or manufacturer), there can be no assurance that regulations in addition to those described below will not be considered by the relevant aviation authorities, product safety regulators or environmental protection agencies. We intend to fully abide by the regulations in U.S. and other jurisdictions. We currently work toward informing consumers the best way to fly drones in safe and compliant manner via a Fly Safely! educational campaign with free downloadable resources for consumers and drone operators. We believe this outreach will help further increase our market presence and contribute to our brand being perceived as the drone industry leader.

United States Regulation of Unmanned Aircraft

Federal Regulation

Effective December 21, 2015, owners of an unmanned aircraft weighing more than 250 grams (8.8 oz.) and less than 55 pounds are required to register with the Federal Aviation Administration’s Unmanned Aircraft System (UAS) online registry before the drone’s first operation. The owner must be 13 years of age or older (although if the owner is less than 13 years of age, a person 13 years of age or older may register the small unmanned aircraft) and a U.S. citizen or legal permanent resident. UAS weighing more than 55 pounds cannot use this registration process and must register using the FAA’s full “Aircraft Registry” process, or if they intend to fly their unmanned aircraft outside of the United States, which under Presidential Proclamation 5928, includes the territorial sea of the United States, and consequently its territorial airspace, extending to twelve nautical miles from the baselines of the United States determined in accordance with international law.

People who previously operated their UAS must register by February 19, 2016. Owners who do not register may face civil and criminal penalties.

Under the Special Rule for Model Aircraft, recreational UAS must be operated in accordance with several requirements, including a community-based set of safety guidelines and within the programming of a nationwide community-based organization such as the Academy of Model Aeronautics (AMA).

On June 21, 2016, the Federal Aviation Administration announced Part 107 of the Federal Aviation Regulations for non-recreational drone operations. Effective as of August 2016, Part 107 sets clear standards and requirements for non-recreational UAS operations. It is designed to take the place of a time-consuming case-by-case exemption process for all non-recreational operations. That process, known as a Section 333 exemption, required a prospective non-recreational drone operator to petition the FAA for permission to operate. At the time of the Part 107 announcement, there was a backlog of several thousand Section 333 petitions awaiting FAA review. Part 107 will eliminate the petition process except for a limited number of applications.

Part 107 defines small UAS as “an unmanned aircraft weighing less than 55 pounds with equipment necessary for the safe and efficient operation of that aircraft.” It requires the person flying a drone for non-recreational operations to be at least 16 years old and have a remote pilot certificate with a small UAS rating, or be directly supervised by someone with such a certificate. To qualify for a remote pilot certificate, an individual must either pass an initial aeronautical knowledge test at an FAA-approved knowledge testing center or have an existing non-student Part 61 pilot certificate. The TSA will conduct a security background check of all remote pilot applications prior to issuance of a certificate. An FAA airworthiness certification for the small UAS is not required but the remote pilot will have to perform a preflight visual and operational check of the small UAS to ensure that safety-pertinent systems are functioning property. This includes checking the communications link between the control station and the UAS. The rule limits small UAS to daylight and civil twilight operations with appropriate collision lighting, confined areas of operation, and visual-line-of-sight operations. It includes a waiver mechanism to allow individual operations to deviate from most of the operational restrictions of the rule if the FAA finds that the proposed operation can safely be conducted under the terms of a certificate of waiver.

The announcement of Part 107 was heralded by drone manufacturers and others as unlocking a wide field of drone innovation and commercial use, especially in realizing the potential of UAS to make airborne tasks safer, easier, and less expensive. Examples of such tasks include image and data gathering; inspection of infrastructure, manufacturing, and industrial processes; sensing crop data and/or applying agricultural chemicals; real estate; police, fire and first-responder actions; assisting in disaster relief, and more.

State and Municipal Regulation

According to the National Conference of State Legislatures, in 2015, 45 states considered 168 bills related to drones. Common issues addressed in the legislation include defining what a UAS, UAV or drone is, how they can be used by law enforcement or other state agencies, how they can be used by the general public and regulations for their use in hunting game.

Of these, twenty states — Arkansas, California, Florida, Hawaii, Illinois, Louisiana, Maine, Maryland, Michigan, Mississippi, Nevada, New Hampshire, North Carolina, North Dakota, Oregon, Tennessee, Texas, Utah, Virginia and West Virginia — passed 26 pieces of legislation. Five other states — Alaska, Georgia, New Mexico, Pennsylvania and Rhode Island — adopted resolutions related to drones. Georgia’s resolution established a House study committee on the use of drones and New Mexico adopted memorials in the house and senate requiring a study on protecting wildlife from drones. Pennsylvania’s resolution directs the Joint State Government Commission to conduct a study on the use of UAS by state and local agencies and Rhode Island’s resolution created a legislative commission to study and review regulation of UAS. Additionally, Virginia’s governor signed an executive order establishing a commission on unmanned systems. Florida and Kentucky have pre-filed bills for the 2016 legislative session.

International Regulation of Unmanned Aircraft by the International Civil Aviation Organization (ICAO)

Legislation related to the use of UAS outside of the United States is currently being revised or drawn up, generally in view of the recommendations of the ICAO. In relevant part, Article 8 of the Convention on International Civil Aviation, signed at Chicago on December 7, 1944 and amended by the ICAO Assembly (Doc 7300) (the “Chicago Convention”) stipulates that: “No aircraft capable of being flown without a pilot shall be flown without a pilot over the territory of a contracting State without special authorization by that State and in accordance with the terms of such authorization. Each contracting State undertakes to insure that the flight of such aircraft without a pilot in regions open to civil aircraft shall be so controlled as to obviate danger to civil aircraft.” Article 8 also details conditions for operating a “pilotless” aircraft over the territory of a contracting state, which is understood to include UAS.

Assembly Resolution A36-13, Appendix G, Certificates of airworthiness, certificates of competency and licenses of flight crews (clause 2) of the ICAO also notes that participating countries shall recognize the validity of certificates and licenses issued by other participating countries when international standards for certain categories of aircraft or classes of airmen have not yet been developed. The ICAO has noted that, while it is developing Standards and Recommended Practices (“SARPs”) for UAS, participating countries are encouraged to develop national regulations that will facilitate mutual recognition of certificates for unmanned aircraft, thereby providing the means to authorize flight over their territories, including landings and take-offs by new types and categories of aircraft. The ICAO also believes that an update to Assembly Resolution A36-13 may be necessary to include mutual recognition of licenses of remote operators and other members of the remote crew.

ICOA believes that development of the complete regulatory framework for UAS will be a lengthy effort, lasting many years. As individual subjects and technologies reach maturity, ICOA expects that the pertinent SARPs will be adopted by participating countries. It is envisioned that this will be an evolutionary process, with SARPs being added gradually. Non-binding guidance material is expected to be provided in advance of the SARPs for use by participating countries that face UAS operations in the near term. ICOA is recommending close adherence to the guidance material to facilitate later adoption of SARPs and create harmonization across national and regional boundaries during the development phase.

Employees

As of June 30, 2016, we had 24 employees, 21 of whom were full-time employees. None of our employees is represented by a union or is party to a collective bargaining agreement, and we have not experienced any work stoppages. We believe we have good relations with our employees.

Properties

Our principal executive offices are located in San Jose, California. We lease the following properties:

Description	Location	Expiration of Lease	Use of Property
Lease	81 Daggett Dr, San Jose, CA 95134	December 2016	Business office
Lease	1600 E Desert Inn Rd, #280, Las Vegas, NV 89169	Monthly	Business office
Lease	Shenzhen Chuangzhi Space 118 Sha Jing Street Road, #607 Bao An District, Shenzhen People’s Republic of China	June 2017	Business office

Legal Proceedings

There is no material litigation currently pending or threatened against us or, to our knowledge, any of our officers or directors in their capacity as such.

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. In addition, for so long as we are an “emerging growth company,” we will not be required to:

•	engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” or
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparison of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an “emerging growth company” can use the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the earliest to occur of:

•	our reporting $1 billion or more in annual gross revenues;
•	our issuance, in a three year period, of more than $1 billion in non-convertible debt;
•	the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter; and
•	December 31, 2021.

MANAGEMENT

The following table sets forth certain information about our executive officers and directors as of December 31, 2015.

Name	Age	Position
Michael Faro	35	Chairman of the Board of Directors, President and Chief Executive and Financial Officer
Lily Q. Ju	36	Vice President, Chief Product Officer, Director
Lixin Ren	47	Director Nominee
Alexander Ruckdaeschel	44	Director Nominee

The following is a brief account of the business experience during the past five years (and, in some instances, for prior years) of each director and executive officer of our Company.

Michael Faro has been our Chairman, President and Chief Executive Officer and a director since August 2014, and managing member of the Company since founding in March 2003. Mr. Faro has temporarily assumed the role of Financial Officer until a Chief Financial Officer is appointed. From November 2001 to March 2011, Mr. Faro was a Solution Architect Consultant at Intel Corporation and Siemens Business Services, responsible for systems architecture and integration. Mr. Faro has over a decade of experience in the financial industry, including trading various instruments in markets around the world and has publications in a number of areas, and speaks regularly to the public news media and at tradeshows.

Lily Ju has been the Chief Product Officer and a director since September 2012. Prior to becoming a director, Ms. Ju worked as the Vice President of our Human Resources department. From November 2008 to December 2011, Ms. Ju owned and operated a consulting firm called China Made Easy, which provided companies with product research and consulting and assisted companies of various sizes with the import, export, and outsourcing of products from Asia to the United States. Ms. Ju worked as a CPA at Williams Associates PLC, a financial firm, from February 2008 to July 2008. From May 1996 to November 1998, Ms. Ju started a modeling company called Christmas Modeling and was responsible for its operation which was sold in 1998. Ms. Ju received a BA in Accounting from Buena Vista University in 2008.

Lixin Ren is expected to be elected to serve as a member of our board of directors subject to and effective as of the closing of this offering. Mr. Ren joined Tencent Holdings (TCEHY: US) in September 2007 and has served as the assistant Vice President, General Manager of project management and General Manager of purchasing department. From July 2000, to June 2007 Mr. Ren was the Deputy General Manager at Shenzhen Lianteng Technology Company where he was been responsible for the day-to-day operations of Shenzhen Lianteng Company. Mr. Ren obtained his Bachelor in engineering from Ningxia University in 1987 and served as a civil servant in Ningxia Government Office in 1991.

Alexander Ruckdaeschel is expected to be elected to serve as a member of our board of directors subject to and effective as of the closing of this offering. Since March 2001, he has worked in the financial industry in the United States and Europe as well as having been a co-founder and/or partner in senior management of various companies. He co-founded Herakles Capital Management and AMK Capital Advisors in 2008 and is currently the Chief Financial Officer of PainQX. From 2002 to 2006, he was a partner with Alpha Plus Advisors and with Nanostart AG, an European investment company specializing in clean tech and small-cap equities worldwide. Mr. Ruckdaeschel also serves as a member of board of directors of Electronic Recyclers international, Inc., Nuviant Medical, Inc., and Vuzix Corporation (NASDAQ: VUZI). Mr. Ruckdaeschel also has significant experience as manager of the DAC Nanotech Fund and DAC Biotech Fund where he worked from 2002 to 2006. Prior to that, he was a research assistant at Dunmore Management, focusing on intrinsic value in identifying companies that were undervalued and had global scale potential.

None of our directors or officers are related to each other except that Mr. Faro and Ms. Ju are married. There are no arrangements or understandings with any of our principal shareholders, customers, suppliers, or any other person, pursuant to which any of our directors or executive officers were appointed.

Director Independence

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors is currently comprised of two members, both of whom stand for reelection annually by our stockholders.

We have applied to list our common stock on the NASDAQ Capital Market. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors, and each member of a listed company’s audit, compensation and nominating and corporate governance committees, be independent within specified periods following the closing of an initial public offering. Our Board of Directors has determined that        does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and such director is “independent” as that term is defined under the rules of the stock market.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, subject to the transition rule that is applicable to a newly public company. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Controlled Company Exemption

Upon the completion of this offering, our existing owners will continue to control a majority of our common stock. As a result, we are a “controlled company” within the meaning of the NASDAQ Listing Rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements. We do not currently intend to rely on those exemptions afforded to a “controlled company;” nonetheless, we could potentially seek to rely on certain of those exemptions afforded to a “controlled company” in the future. See “Risk Factors — We are a “controlled company” within the meaning of the NASDAQ Listing Rules.”

Board Leadership Structure

The positions of Chairman and Chief Executive Officer are held by the same person. The responsibilities of the Chairman of the Board of Directors include developing the agenda for each meeting of the Board of Directors in consultation with management, facilitating the activities of the directors and chairing meetings of the Board of Directors. The responsibilities of the Chief Executive Officer include developing and successfully implementing our strategic plans, providing quality leadership to our staff, maintaining existing and developing new strategic alliances, considering possible strategic alternatives for our Company, and acting as an entrepreneur and innovator within our strategic goals. Our Board of Directors believes its current leadership structure is appropriate in light of the size of the Company and its stage of development.

Role of the Board of Directors in Risk Oversight

The Board of Directors is responsible for assessing the risks facing our Company and considers risk in every business decision and as part of our business strategy. The Board of Directors recognizes that it is neither possible nor prudent to eliminate all risk, and that strategic and appropriate risk-taking is essential for us to compete in our industry and in the global market and to achieve our growth and profitability objectives. Effective risk oversight, therefore, is an important priority of the Board of Directors.

While the Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies that are adopted by the Board of Directors. The Board of Directors expects to review and adjust our risk management strategies at regular intervals following the completion of the offering, or as needed.

Code of Business Conduct

Prior to the completion of this offering, our Board of Directors will adopt a code of business conduct and ethics, the “Code of Business Conduct,” to ensure that our business is conducted in a consistently legal and ethical manner. Our policies and procedures will cover all major areas of professional conduct, including employee policies, conflicts of interest, protection of confidential information, and compliance with applicable laws and regulations. The Code of Business Conduct will be available at our website at www.mota.com. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of these provisions, on our website or in public filings.

Board Committees

Upon completion of the offering, our Board of Directors will appoint an Audit Committee, Compensation Committee and a Corporate Governance and Nominating Committee, and will adopt charters for each of these committees. We plan to appoint one independent director to each of our committees upon completion of this offering. In accordance with the requirements of the Nasdaq stock market, we plan to nominate new independent members to each of these committees so that they are comprised of a majority of independent directors within 90 days after the consummation of this offering, and entirely of independent directors within one year after the consummation of this offering.

Audit Committee

The Audit Committee will assist the Board of Directors in discharging its responsibilities relating to the financial management of our Company and oversight of our accounting and financial reporting, our independent auditor and audits, our internal financial controls and the continuous improvement of our financial policies and practices. In addition, the Audit Committee will be responsible for reviewing and discussing with management our policies with respect to risk assessment and risk management. The responsibilities of the Audit Committee, which will be set forth in its charter, will include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; and
•	reviewing and approving any related party transactions.

The expected composition of our Audit Committee will comply with all applicable requirements of the SEC and the listing requirements of the Nasdaq Capital Market. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

The Compensation Committee will assist the Board of Directors in setting and maintaining the Company’s compensation philosophy and in discharging its responsibilities relating to executive and other human resources hiring, assessment and compensation, and succession planning. The responsibilities of the Compensation Committee, which are set forth in its charter, include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;
•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	determining the compensation of all our other officers and reviewing periodically the aggregate amount of compensation payable to such officers;
•	overseeing and making recommendations to the Board of Directors with respect to our incentive-based compensation and equity plans; and
•	reviewing and making recommendations to the Board of Directors with respect to director compensation.

The expected composition of our Compensation Committee will comply with all applicable requirements of the SEC and the listing requirements of the Nasdaq Capital Market. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee, which are set forth in its charter, will include:

•	making recommendations to the Board of Directors regarding the size and composition of the Board of Directors;
•	recommending qualified individuals as nominees for election as directors;
•	reviewing the appropriate skills and characteristics required of director nominees;
•	establishing and administering a periodic assessment procedure relating to the performance of the Board of Directors as a whole and its individual members; and
•	periodically reviewing the corporate governance guidelines and supervising the management representative charged with implementing the Company’s corporate governance procedures.

The expected composition of our Nominating and Corporate Governance Committee will comply with all applicable requirements of the SEC and the listing requirements of the Nasdaq Capital Market. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of the expected members of the Compensation Committee is or has at any time been an officer or employee. None of our executive officers serve or in the past fiscal year has served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or expected to serve on the Compensation Committee.

Executive Compensation Tables

2016 SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of our named executive officers, for each of the last completed fiscal year.

Name and Principal Position	Year	Salary $	Bonus $	Option- Based Awards $	Stock Awards $	Other Compensation(2) $	Total $
Michael Faro, Chairman, President and Chief Executive and Financial Officer(1)	2016	$239	—	—	—	$—	$239
	2015	$26	—	—	—	$2,134	$2,160
Lily Ju, Vice President and Chief Product Officer(1)	2016	$106,869	—	—	—	$—	$106,869
	2015	$115,000	—	—	—	$2,134	$117,134

(1)	During the last fiscal year, none of our other officers had salary and bonus greater than $100,000, none of our officers or directors received any stock awards, option grants or directors fees and there were no unvested stock awards, unexercised options or other equity incentive plan awards outstanding as of June 30, 2016. Our executive officers, directors and their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf.

(2)	Prior to our conversion from a LLC to a C Corporation and while still an LLC, we paid income taxes owed by our named executive officers to tax authorities as a form of compensation.

Employee Benefits Plans

We do not sponsor any qualified or non-qualified pension benefit plans, nor do we maintain any non-qualified defined contribution or deferred compensation plans. MOTA sponsors a tax-qualified defined contribution 401(k) plan in which employees are eligible for participation on the next entry date after completion of one year of eligibility service, with 1000 hours of service being necessary for a year of eligibility service. Temporary employees, part-time employees and interns shall become eligible to participate in the plan on the first entry date after reaching age 21 and having completed at least 1,000 hours of service during an eligibility computation period.

2016 Omnibus Equity Incentive Plan

In October 2016, we established the 2016 Omnibus Equity Incentive Plan which was approved by our board of directors. The 2016 Omnibus Equity Incentive Plan authorizes the issuance of 950,000 shares of common stock. The 2016 Omnibus Equity Incentive Plan permits us to provide equity-based compensation in the form of stock options, restricted stock awards, restricted stock unit awards, unrestricted stock awards and other stock bonus awards and performance compensation awards.

The 2016 Omnibus Equity Incentive Plan is administered by a committee appointed by the Board of Directors, which determines recipients and the number of shares subject to the awards, the exercise price and the vesting schedule. The term of stock options granted under the 2016 Omnibus Equity Incentive Plan cannot exceed ten years. No awards have been made under the 2016 Omnibus Equity Incentive Plan.

Director and Officer Liability Insurance

We have purchased directors and officers liability insurance that provides financial protection for our directors and officers in the event that they are sued in connection with the performance of their services and also provides employment practices liability coverage, which insures for harassment and discrimination suits.

Payments in Connection with Termination or Change in Control

We do not have any employment agreements or other related arrangements with any executive officer and we are not a party to any other contract, agreement, plan or arrangement (written or unwritten) that provides for payment following a change in an officer’s responsibilities or following a change in control. We have no other plan that provides for the payment of retirement benefits, or other benefits that will be paid primarily following retirement, or at, following, or in connection with resignation, retirement or other termination of an officer.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions, or series of related transactions, since July 1, 2013, to which we were a party in which the amount involved exceeded $120,000 and in which the other parties included our directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing persons:

On July 13, 2015, we entered into a Separation and Exchange Agreement with Faro Aviation, LLC (“Faro Aviation”), a newly formed Nevada limited liability company. Faro Aviation was originally established as our wholly owned subsidiary. Pursuant to this Separation and Exchange Agreement, we transferred to Faro Aviation the aviation business and the aviation-specific assets of approximately $89,000, which primarily consisted of inventories, in exchange for the return and cancellation of 2,480,000 shares of our common stock originally owned by a related party, the sole member of Faro Aviation in conjunction with this transaction when we transferred our interest in Faro Aviation to the related party. The transaction was treated as non-monetary exchange and no gain or loss was recorded.

We have received various unsecured loans from our stockholders since the inception of our operations. These loans carry interest at rates ranging from 5.5% to 14% per annum at June 30, 2016. These loans mature between July 2017 and June 2018 and may be extended further. The loans payable to our shareholders consist of the following:

			June 30,
Date of Initial Loans	Interest Rate	Maturity Date	2016	2015
Maryam Rowghani, Employee and Stockholder – February 7, 2012	14%	July 1, 2017	$125,000	$125,000
Accrued interest			96,565	69,669
Outstanding balance			221,565	194,669
Lily Ju, Chief Product Officer and Stockholder – February 19, 2012	14%	July 1, 2017	96,000	96,000
Accrued interest			74,160	53,504
Outstanding balance			170,160	149,504
Michael Faro, Chief Executive Officer and Stockholder – Various	Prime +2% (5.5% at June 30, 2016)	July 1, 2017	174,115	182,865
Accrued interest			214,596	188,730
Outstanding balance			388,711	371,595
Michael Faro, Chief Executive Officer and Stockholder – Various	6.5%	June 1, 2018	242,500	—
Accrued interest			2,210	—
Outstanding balance			244,710	—
Lily Ju, Chief Product Officer and Stockholder – June 24, 2016	6.5%	June 1, 2018	100,000	—
Accrued interest			105	—
Outstanding balance			100,105	—
Total loans payable to stockholders, including accrued interest			$1,125,251	$715,768

Transactions with Our Executive Officers and Directors

Indemnification Obligations

Our bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our bylaws also require us to advance expenses incurred by our directors and officers. See the section titled “Item 14. Indemnification of Directors and Officers” of Part II of this registration statement for additional information.

Review, Approval, and Ratification of Transactions with Related Parties

Prior to the completion of this offering, our Board of Directors will adopt a policy regarding the review and approval of transactions with directors, officers and holders of more than 5% of our voting securities. In evaluating related party transactions, the Board of Directors expects to establish a special committee to review the proposed matters and make recommendations to the Board of Directors on the course of action, and in a case where a director is the related party, such individual abstains from voting to approve the transaction. We intend to put into place a related party transactions policy which will require, among other items, that such transactions must be approved by our Audit Committee or another independent body of our Board of Directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of           , 2016, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director or person named as a director nominee; (iii) each Named Executive Officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership before and after this offering.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power and includes shares issuable upon exercise of options held by the person which may be exercised within 60 days of           , 2016. Except as indicated by footnote, and subject to applicable community property laws, we believe each person identified in the table possesses sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percent of Class
		Before Offering	After Offering
Michael Faro	2,480,000	44.93%
Lily Q. Ju	2,480,000	44.93%
[Ren Lixin]	—	—
Maryam Rowghani	560,000	10.14%
Alexander Ruckdaeschel	—	—
All directors, director nominees and executive officers (4 persons)(1)	5,520,000	100.00%

(1)	Unless otherwise indicated, the address of such individual is c/o MOTA Group, Inc., 81 Daggett Drive, San Jose, CA 95134.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock and the material provisions of our amended and restated certificate of incorporation and bylaws that will be in effect upon the completion of this offering and is qualified by reference to the forms of our amended and restated certificate of incorporation and our bylaws filed as exhibits to the registration statement relating to this prospectus, and by the applicable provisions of Delaware law.

Common Stock

Upon the completion of this offering, our authorized capital stock will consist of      shares, all with a par value of $0.0001 per share, of which:

•	shares are designated common stock; and
•	1,000,000 shares are designated preferred stock.

As of           , 2016, and after giving effect to the automatic conversion of all of our outstanding Convertible Bridge Notes into common stock in connection with this offering, there were outstanding      shares of our common stock held of record by      stockholders.

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference or participation rights granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding or that we may designate and issue in the future. All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

As of June 30, 2016, no shares of preferred stock were outstanding. However, we are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our Board of Directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Under Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•	on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Certificate of Incorporation and Bylaws

Upon the completion of this offering, our amended and restated certificate of incorporation and our bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•	authorize our Board of Directors to issue, without further action by the stockholders, up to shares of undesignated preferred stock;
•	specify that special meetings of our stockholders can be called only by our Board of Directors;
•	establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board of Directors;
•	provide that vacancies on our Board of Directors may, except as otherwise required by law, be filled only by a majority of directors then in office, even if less than a quorum; and
•	specify that no stockholder is permitted to cumulate votes at any election of directors.

Choice of Forum

Upon the completion of this offering, our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for

•	any derivative action or proceeding brought on our behalf;
•	any action asserting a breach of fiduciary duty;
•	any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or
•	any action asserting a claim against us that is governed by the internal affairs doctrine.

The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Listing of Securities

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “MOTA.”

Lock-Up Agreements

Our executive officers and directors and holders of approximately      shares of our common stock have agreed that, subject to certain exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the Representative, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our capital stock.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our capital stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Furthermore, since a substantial number of shares will be subject to contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of      shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining      shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if the transaction qualifies for an exemption from registration described below under Rules 144 or 701 promulgated under the Securities Act.

As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, the restricted shares will be available for sale in the public market as follows:

•	shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus; and

Lock-Up Agreements and Obligations

In connection with this offering, we and all of our executive officers and directors and existing stockholders have signed lock-up agreements under which we and they have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into shares or exercisable or exchangeable for shares of our common stock, or enter into any swap or other arrangement for transfer to another, in whole or in part, any of the economic consequences of ownership of our common stock, for a period of at least 180 days after the date of this prospectus, subject to certain exceptions. Transfers or dispositions can be made sooner only under the conditions described above or with the prior written consent of Joseph Gunnar & Co. Joseph Gunnar & Co. may release any of the shares subject to these lock-up agreements at any time, which in the case of officers and directors, shall be with notice.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; and
•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 of the Securities Act, as currently in effect, permits any of our employees, officers, directors or consultants who purchased or receive shares from us pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Subject to any applicable lock-up agreements, Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement of Rule 144 and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Form S-8 Registration Statements

Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issued or issuable pursuant to our stock plans. Subject to the lock-up agreements described above, other contractual lock-up obligations set forth in the grant agreements under each such plan and any applicable vesting restrictions, shares registered under these registration statements will be available for resale in the public market immediately upon the effectiveness of these registration statements, except with respect to Rule 144 volume limitations that apply to our affiliates.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.       is the representative of the underwriters.

Number of Shares
Joseph Gunnar & Co., LLC
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

We have granted an option to the underwriters to purchase up to 15% of the total number of shares of common stock at the initial public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus. This option is exercisable during the 45-day period after the date of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase      additional shares.

Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

We have agreed to pay a non-accountable expense allowance to the Underwriter equal to 1.0% of the gross proceeds received in this offering. The 1% non-accountable expense allowance will not include proceeds from any shares sold in connection with the exercise of the over-allotment option. In addition to the 1.0% non-accountable expense allowance, we have also agreed to pay or reimburse the Underwriter for certain of the Underwriter’s out-of-pocket expenses relating to the offering up to a maximum of $    , including all reasonable fees and expenses of the Underwriter’s outside legal counsel in an amount not to exceed $75,000, and reasonable travel, lodging and other out-of-pocket expenses of the Underwriter incurred in connection with this offering and the road show in an amount not to exceed $20,000. We have paid a $12,500 advance to the Underwriter to be applied against the Underwriter’s accountable expenses. The advance shall be returned to us to the extent the expenses have not been actually incurred. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $     per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed with the underwriters that we will not, without the prior consent of Joseph Gunnar & Co., LLC, as representative of the underwriters, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock.

In addition, each of our executive officers and directors and our existing stockholders, have agreed with the underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of Joseph Gunnar & Co., LLC, as representative of the underwriters, for a period of six months after the date of this prospectus.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     million.

Upon the closing of this offering, we have agreed to sell to the Underwriters warrants to purchase a number of shares equal to 5% of the shares of our common stock sold in this offering, excluding any shares that may be sold pursuant to the underwriters’ exercise of the over-allotment option. The warrants will be exercisable at a per share exercise price equal to 125% of the public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will become exercisable 180 days after the date of this prospectus and expire four years from the effective date of the registration statement date of which this prospectus forms a part. The warrants and the shares of common stock underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The underwriters (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the warrants may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the warrants and the underlying shares of common stock will be registered on the registration statement of which this prospectus forms a part, we have agreed to register all of such underlying shares at such time as we become eligible to file a resale registration statement on Form S-3. These rights apply to all of the securities directly and indirectly issuable upon exercise of the warrants. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants, other than underwriting commissions incurred and payable by the holders.

Until twelve months from the date of effectiveness of the registration statement of which this prospectus is a part, Joseph Gunnar & Co., LLC shall have a right of first refusal to act as lead or managing underwriters or exclusive financial advisors for any offering of securities, merger, acquisition or similar transaction.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “MOTA.”

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Loeb & Loeb LLP will provide us with an opinion as to the validity of the common stock offered under this prospectus. Certain legal matters related to this offering will be passed upon for the underwriters by Sullivan & Worcester LLP.

EXPERTS

The financial statements as of June 30, 2016 and 2015 and for the years then ended relating to Mota Group, Inc. included in this prospectus have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at http://www.mota.com. After the closing of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

MOTA GROUP, INC.
(FORMERLY UNORTH, INC.)
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2016 AND 2015

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
AND SUBSIDIARIES

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Mota Group, Inc. (Formerly UNorth, Inc.) and Subsidiaries

We have audited the accompanying consolidated balance sheets of Mota Group, Inc. (Formerly UNorth, Inc.) and Subsidiaries (the “Company”) as of June 30, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mota Group, Inc. (Formerly UNorth, Inc.) and Subsidiaries, as of June 30, 2016 and 2015, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s recurring losses and negative cash flows from operations and the need for additional capital raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP
San Francisco, CA
October 5, 2016

MOTA GROUP, INC. (FORMERLY UNORTH, INC.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,
	2016	2015
ASSETS
Current Assets
Cash	$46,052	$103,794
Accounts receivable	547,223	386,522
Inventory, net	1,233,560	1,447,919
Deposits with vendors	166,357	168,855
Prepaid expenses	65,724	—
Total current assets	2,058,916	2,107,090
Deferred offering costs	87,500	—
Property and equipment, net	15,845	17,597
Intangible assets	29,867	29,447
Security deposit	21,087	19,672
Total Assets	$2,213,215	$2,173,806
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$1,196,489	$592,524
Accrued expenses	435,006	42,973
Customer advances	43,627	237,325
Line of credit	91,299	90,287
Bank loan	214,932	—
Note payable	200,000	—
Deferred rent	10,747	28,627
Total current liabilities	2,192,100	991,736
Convertible debentures	950,000	—
Loans payable to stockholders, including accrued interest	1,125,251	715,768
Total long term debt	2,075,251	715,768
Total liabilities	4,267,351	1,707,504
Commitments and contingencies
Stockholders' (deficit) equity
Common stock: 10,000,000 shares authorized; $0.0001 par value, 5,520,000 shares issued and outstanding at June 30, 2016 and 8,000,000 shares issued and outstanding at June 30, 2015	552	800
Additional paid in capital	376,158	465,340
(Accumulated deficit) retained earnings	(2,430,846)	162
Total stockholders' (deficit) equity	(2,054,136)	466,302
Total liabilities and stockholders’ (deficit) equity	$2,213,215	$2,173,806

See accompanying notes to consolidated financial statements

MOTA GROUP, INC. (FORMERLY UNORTH, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2016	2015
Net revenue	$3,977,992	$8,041,402
Cost of goods sold	2,559,891	4,757,275
Gross profit	1,418,101	3,284,127
Operating expenses:
Selling expenses	1,500,115	1,678,231
General and administrative expenses	2,126,698	1,796,933
Total operating expenses	3,626,813	3,475,164
Loss from operations	(2,208,712)	(191,037)
Other income (expense):
Interest expense	(204,456)	(84,130)
Foreign currency transaction gain losses	(13,140)	(37,215)
Other income (expense)	(4,700)	13,609
Total other expense	(222,296)	(107,736)
Net loss	$(2,431,008)	$(298,773)
Net loss per share:
Basic and diluted	$(0.44)	$(0.04)
Weighted average common shares outstanding:
Basic and diluted	5,581,150	8,000,000

See accompanying notes to consolidated financial statements

MOTA GROUP, INC. (FORMERLY UNORTH, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Additional Paid in Capital	(Accumulated Deficit) Retained earnings	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance at June 30, 2014	8,000,000	$800	$465,340	$298,935	$765,075
Net loss	—	—	—	(298,773)	(298,773)
Balance at June 30, 2015	8,000,000	800	465,340	162	466,302
Common stock returned and canceled in non-monetary exchange with a related party	(2,480,000)	(248)	(89,182)	—	(89,430)
Net loss	—	—	—	(2,431,008)	(2,431,008)
Balance at June 30, 2016	5,520,000	$552	$376,158	$(2,430,846)	$(2,054,136)

See accompanying notes to consolidated financial statements

MOTA GROUP, INC. (FORMERLY UNORTH, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2016	2015
Cash flows from operating activities
Net loss	$(2,431,008)	$(298,773)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,897	2,865
Provision for slow moving inventories	148,000	161,152
Changes in operating assets and liabilities
Accounts receivable	(160,701)	417,840
Inventory	(23,071)	(1,003,386)
Deposits with vendors	2,498	93,016
Prepaid expenses	(65,724)	6,252
Security deposit	(1,415)	(13,011)
Accounts payable	553,545	320,999
Accrued expenses	392,033	(16,457)
Accrued interest on loans payable to stockholders	75,733	52,076
Customer advances	(193,698)	237,325
Deferred rent	(17,880)	28,627
Net cash used in operating activities	(1,717,791)	(11,475)
Cash flows from investing activities
Purchase of property and equipment	(2,145)	—
Net cash used in investing activities	(2,145)	—
Cash flows from financing activities
Proceeds from Line of Credit	18,166	17,948
Repayments on Line of Credit	(17,154)	(17,328)
Proceeds from bank loan	438,415	—
Repayments on bank loan	(223,483)	—
Proceeds from issuance of convertible notes payable	950,000	—
Payments for deferred offering costs	(37,500)	—
Proceeds from issuance of note payable	200,000	—
Proceeds from stockholder loans	345,000	—
Repayments on stockholder loans	(11,250)	—
Net cash provided by financing activities	1,662,194	620
Net decrease in cash	(57,742)	(10,855)
Cash, beginning of year	103,794	114,649
Cash, end of year	$46,052	$103,794
Supplemental disclosures of cash flow information:
Cash paid for interest	$80,109	$17,053
Cash paid for income tax	$—	$—
Non-cash investing and financing activities:
Reduction of inventories as a result of the spin-off of the Faro Aviation Business and the Aviation-Specific Assets	$89,430	$—
Increase of accounts payable as a result of increase of deferred offering costs	$50,000	$—

See accompanying notes to consolidated financial statements

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Business Organization, Nature of Operations

Mota Group, Inc. (Formerly UNorth, Inc.) (the “Company” or “Parent”) was originally formed on March 5, 2003 as KingRidge LLC, which was a limited liability company organized under the laws of California. The Company changed its name to UNorth, LLC (“LLC”) on September 19, 2008. The Company reorganized as UNorth, Inc., a C Corporation under the laws of the State of Delaware on August 28, 2014. Upon the completion of this reorganization, the members’ ownership interest in the LLC was converted into common stock of the Company and the ownership percentage for each member/shareholder remained unchanged. This reorganization is considered as a recapitalization and the consolidated financial statements retroactively reflected this reorganization as of July 1, 2013. The Company filed an Amended and Restated Certificate of Incorporation in Delaware to change its name to Mota Group, Inc. on March 17, 2016.

The Company’s wholly owned subsidiaries include the following:

•	Mota HK Limited (“Mota HK”) was formed on March 9, 2015, is located in Hong Kong and operates as trading agent.
•	Shenzhen Mota Technologies Co. Ltd. (“Shenzhen Mota”), was formed on June 24, 2015 as a subsidiary of Mota HK and is located in Shenzhen, China, and operates as trading agent.
•	UNorth One, LLC, was formed on July 31, 2014, is located in Nevada and California and operates as order fulfillment staff.

On July 9, 2015, the Company entered into a Separation and Exchange Agreement (the “Agreement“) with Faro Aviation, LLC (“Faro Aviation”), a newly formed Nevada limited liability company. Pursuant to this Agreement, the Company transferred to Faro Aviation the Aviation Business and the Aviation-Specific Assets of approximately $89,000, which primarily consisted of inventories, in exchange for the return and cancellation of 2,480,000 shares of the Company’s common stock originally owned by a related party, the sole member of Faro Aviation. The transaction was treated as non-monetary exchange and no gain or loss was recorded.

The Company develops and markets both proprietary, and non-proprietary consumer electronics, toys and household products. The Company’s products are produced by third party contractor manufacturers in the People’s Republic of China (“PRC”). The Company sells its products through large e-commerce distribution companies such as Groupon and Amazon, as well as retailers and independent dealers principally throughout North America.

Note 2 — Liquidity and Going Concern

As part of the Company’s focus and concentration on the drone market, it had a decrease in overall revenue in the fourth quarter of 2015 and 2016 as the Company started transitioning and simultaneously increasing its selling channels and phasing out low-margin/low-profit products to expand the development and introduction of drone related products, which the Company started to introduce in the second half of fiscal 2016 and will continue to introduce through the first half of 2017. The Company incurred operating losses and had negative operating cash flows and may continue to generate negative cash flows as the Company implements its business plan for the future. There can be no assurance that the Company’s continuing efforts to execute its business plan will be successful and that the Company will be able to continue as a going concern. During the years ended June 30, 2016 and 2015, the Company had a net loss of approximately $2,431,000, and $299,000, respectively and net cash used in operations of approximately $1,718,000, and $11,000, respectively, and working deficit amounted to approximately $133,000 as of June 30, 2016.

On July 29, 2015, the Company entered into a loan with a bank for principal of $250,000, with a one year term (Note 6). On May 18 2016, the Company entered into another bank loan to replace the above bank loan for a principal of $250,000 with a nine-month term (Note 6). In January and February 2016, the Company consummated the closing of a bridge financing of convertible notes in the aggregate principal

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Liquidity and Going Concern  – (continued)

amount of approximately $950,000 in a private placement (Note 8). On March 29, 2016 the Company issued a short term promissory note to an unrelated party for $200,000 (Note 7). On September 12, 2016, the Company consummated an additional bridge financing convertible note in the amount of $500,000 (Note 11). Management’s plans include a proposed initial public offering (“IPO”) of up to approximately $20 million worth of common stock of the Company (Note 10). There can be no assurance that the Company will be successful to raise additional capital under the proposed IPO. If the Company is not able to raise additional capital that may be needed, it could have a material adverse effect on the operations of the Company.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Mota HK, Shenzhen Mota and UNorth One LLC. All intercompany transactions, amounts and balances have been eliminated in the accompanying consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting periods. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most complex and subjective estimates include: accounts receivable valuation and collectability; estimated sales returns, inventory valuation and obsolescence; income taxes, including uncertain tax positions and recoverability of deferred income taxes. Some of these judgments can be subjective and complex, and, consequently, actual results may significantly differ from these estimates. On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted.

Foreign Currency

The functional currency of the Company's Hong Kong and Shenzhen China subsidiaries is the U.S. dollar (“US$”), as these subsidiaries' operations are a direct and integral component of the Parent’s operations in the United States.

Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in currencies other than the functional currency are converted into US$ at the spot rate on the date of the transaction and included in the accompanying consolidated results of operations as incurred.

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Concentrations And Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, principally consist of cash. At times throughout the year, the Company may maintain certain bank account balances in excess of FDIC insured limits. The Company believes that its funds are deposited in high credit quality financial institutions. The Company has not experienced any losses in such accounts to date and believes it is not exposed to any significant credit risk associated with its cash deposits.

As of June 30, 2016, two customers represented 78% of the total accounts receivable balance, and accounted for 68% of the total sales for the year ended June 30, 2016. As of June 30, 2015, one customer represented 71% of the total accounts receivable balance, and accounted for 65% of total sales for the year ended June 30, 2015. These customers are large e-commerce and computer and technology distribution companies.

As of June 30, 2016, two vendors located in China represented 63% of the total accounts payable balance and 90% of total purchases for the year ended June 30, 2016. As of June 30, 2015, one vendor located in China represented 22% of the total accounts payable balance and 93% of total purchases for the year ended June 30, 2015. The Company’s reliance on these suppliers involves risks and uncertainties, including whether the suppliers will provide an adequate supply of required components of sufficient quality, will increase prices for the components and will perform their obligations on a timely basis.

Cash Equivalents

The Company considers all highly liquid instruments that are readily convertible to cash and have maturities of three months or less to be cash equivalents. As of June 30, 2016 and 2015, the Company had no cash equivalents.

Revenue Recognition

Revenues are recognized when the following criteria are met: there is persuasive evidence that a sales agreement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed or determinable, and collectability is reasonably assured.

The delivery criteria for sales made to retailers is generally FOB shipping point. The delivery for sales made to distributors is FOB destination.

Internet sales, including sales order placed with us by third party retailers and e-commerce distribution companies are recognized based on FOB shipping point.

Sales to certain distributors with the rights of return are recognized upon receiving payment and the elapse of the return right.

Sales Returns and Allowances

The Company analyzes its historical sales returns experience and records allowances when considered necessary. Estimates of sales returns are based principally on historical experience and management’s expectations of trends in the Company’s business and industry. Certain e-commerce customers of the Company assume the risk of returns for the goods shipped to their customers. The Company has no significant historical occurrences of returns and has therefore determined that reserves for sales returns and allowances were de minimis for the periods presented.

Shipping and Handling Costs

Shipping and handling costs billed to customers are included as a component of revenue. The corresponding expense incurred with third party carriers is included as a component of selling expenses in the

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

accompanying consolidated statements of operations. Shipping and handling expenses amounted to approximately $854,000 and $957,000 for the years ended June 30, 2016 and 2015, respectively.

Accounts Receivable

Accounts Receivable balances represent amounts due from customers at invoice amounts. The Company continuously monitors accounts receivable balances to identify potential credit and collection risks and establishes an allowance for doubtful accounts when considered necessary. Estimate of credit and collection losses are based on a variety of factors including accounts receivable aging, historical experience and other currently available information, including current economic conditions. The Company does not have any significant historical occurrences of bad debts and has therefore determined that an allowance for doubtful accounts is not necessary as of June 30, 2016 and 2015. The Company recorded approximately $9,500 and $57,000 of bad debt expense originating from non-payments from the customers during the years ended June 30, 2016 and 2015, respectively.

Deposits with Vendors

Deposits with vendors consist of deposits made to vendors for product purchases. As of June 30, 2016 and 2015, deposits with vendors are fully realizable.

Inventory

Inventory consists of finished goods and is stated at the lower of cost (weighted average cost method), or market. The Company periodically evaluates inventories for potential excess, slow-moving or obsolete goods and recorded reserves and write-downs when considered necessary. Write-downs to lower of cost or market are considered permanent adjustments to the cost basis of goods when it is determined that their net realizable value is less than the carrying amount. The Company wrote-off approximately $171,000 and $35,000 of obsolete or damaged goods during the years ended June 30, 2016 and 2015, respectively. As of June 30, 2016 and 2015, the Company had a reserve for slow moving inventories of approximately $148,000 and $161,000, respectively.

Deferred Offering Costs

Deferred offering costs consist of specific incremental costs directly attributable to the proposed IPO, which will be offset against the gross proceeds of the proposed offering (Note 10).

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets shown below:

Useful Life
Furniture	7 years
Machinery and equipment	3 years
Computer equipment	2 years

Intangible Assets

The intangible assets of the Company consist of domain names and trademarks, which have been determined to have indefinite useful lives, and accordingly are not amortizable. Rather, such intangible assets are required to be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that the assets may be impaired. The Company performed an impairment test on the intangible assets at June 30, 2016 and 2015. No impairment charges related to indefinite lived intangible assets were recognized for the years ended June 30, 2016 and 2015.

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

The Company applies for patents as necessary on certain products, and holds several patents and has several patent applications in process. The Company has adopted a policy to not capitalize the external costs of obtaining the patents, such as legal and filing fees, due to the insignificant nature of the amounts involved.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. The Company incurred advertising and marketing costs of approximately $270,000 and $290,000 for the years ended June 30, 2016 and 2015, respectively.

Income Taxes

The Company files Federal and State tax returns in the States of California and Delaware as well as in Hong Kong and PRC. In August 2014, the Company was reorganized as a C Corporation. Prior to the reorganization, the Company’s operations were taxed as a limited liability company, whereby the Company elected to be taxed as a partnership and the income or loss was required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying consolidated financial statements for periods prior to August 28, 2014 (the date on which the tax status changed to a C Corporation).

The Company accounts for income taxes under the asset and liability method. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. As of June 30, 2016 and 2015, the Company provided for a full valuation allowance against deferred tax assets.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal, state, and foreign purposes. The Company is subject to examination by federal and state taxing authorities for 2012 and subsequent tax years and Hong Kong and PRC for 2015 and subsequent years. Interest and penalties related to uncertain tax positions, if any, are recorded in general and administrative expenses. No reserves for uncertain tax positions have been recognized for the years ended June 30, 2016 and 2015.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable, line of credit, notes payable, bank loan, convertible debentures, and shareholder loans payable, as applicable, approximate fair value due to either the short term nature of certain of these items or the current interest rates payable in relation to current market conditions and credit risk associated with those debt instruments.

Basic and Diluted Net earnings (Loss) Per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings per share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding using the treasury stock and/or if converted methods as applicable. The Company did not have any common stock equivalents during the years ended June 30, 2016 and 2015.

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after June 30, 2016, through the date which the consolidated financial statements were issued. Based upon the review, other than described in Note 11 — Subsequent Events, the Company did not identify other subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. ASU 2016-02 “Leases (Topic 842)”. This update amends leasing accounting requirements. The most significant change will result in the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under current guidance. The new guidance will also require significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. ASU 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2018, which for us is July 1, 2019, the first day of our 2019 fiscal year. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Early adoption is permitted, and a number of optional practical expedients may be elected to simplify the impact of adoption. The Company is currently evaluating the impact of adopting this guidance.

On July 22, 2015, the FASB issued ASU 2015-11, “Inventory, Simplifying the Measurement of Inventory”, a new standard that requires entities to measure most inventory “at the lower of cost or net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The new standard will not apply to inventories that are measured by using either the last-in, first-out (LIFO) method or the retail inventory method. The new standard will be effective for fiscal years beginning after December 15, 2016, and interim periods in fiscal years beginning after December 15, 2016. The Company is in the process of evaluating the impact of adoption on its consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for annual reporting periods for public business entities beginning after December 15, 2017, including interim periods within that reporting period, and for non-public entities effective annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The new standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures. The Company has not yet selected a transition method nor determined the effect of the standard on its ongoing financial reporting.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, “Presentation of Financial Statements — Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entities Ability to Continue as a Going Concern.” The guidance in ASU 2014-15 sets forth management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern as well as required disclosures. ASU 2014-15 indicates that, when preparing financial statements for interim and annual financial statements, management should evaluate whether conditions or events, in the aggregate, raise substantial doubt about the entity's ability to continue as a going concern for one year from the date the financial statements are issued or are available to be issued. This evaluation should include consideration of conditions and events that are either known or are reasonably knowable at the date the financial statements are issued or are available to be issued, as well as whether it is probable that management's plans to address the

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

substantial doubt will be implemented and, if so, whether it is probable that the plans will alleviate the substantial doubt. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods and annual periods thereafter. Early application is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes”, an update to ASC 740, Income Taxes. Current U.S. GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in ASU 2015-17 require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in ASU 2015-17. The Company adopted this standard during the year ended June 30, 2016. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

Other recently issued accounting standards are not expected to have a material effect on the Company's consolidated financial statements.

Note 4 — Property and Equipment, Net

Property and equipment consist of:

	June 30,
	2016	2015
Furniture	$16,524	$16,524
Machinery	1,530	1,530
Computer equipment	24,427	22,282
	42,481	40,336
Less accumulated depreciation	26,636	22,739
	$15,845	$17,597

Depreciation expense amounted to approximately $3,900, and approximately $2,900 for the years ended June 30, 2016 and 2015, respectively.

Note 5 — Line of Credit

On December 28, 2013, the Company entered into a line of credit agreement with a bank providing for a $91,300 credit limit. Borrowings under the line of credit bear interest at the prime rate plus 3.75% per annum which was 7.25% at June 30, 2016 and 7% at June 30, 2015. There is no specific expiration date in this line of credit agreement and it is personally guaranteed by the Company’s chief executive officer and stockholder. As of June 30, 2016 and 2015, there was approximately $91,000 and $90,000, respectively, outstanding balances on this line of credit.

Interest expense on the line of credit amounted to approximately $6,500 and $6,000 for the years ended June 30, 2016 and 2015, respectively.

Note 6 — Bank Loan

On July 29, 2015, the Company entered into a loan with a bank for a principal of $250,000 (“Bank Loan #1”), with a one year term, bearing interest at 20% per annum. The loan is personally guaranteed by two stockholders of the Company and is secured by any and all tangible and intangible assets of the Company. The loan includes a prepayment interest discount percentage of twenty-five percent to be applied to any unpaid interest remaining on the loan, if the loan is paid before the end of its one-year term.

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Bank Loan  – (continued)

On May 18, 2016, the Company entered into another bank loan (“Bank Loan#2”) to replace Bank Loan #1 for a principal of $250,000 with a nine-month term, bearing interest at 13% per annum. The loan is personally guaranteed by two stockholders of the Company and is secured by any and all tangible and intangible assets of the Company. The loan includes a prepayment interest discount percentage of twenty-five percent to be applied to any unpaid interest remaining on the loan, if the loan is paid before the end of its nine-month term. As of June 30, 2016, there was approximately $215,000 outstanding balance on this bank loan.

Interest expense on these bank loans amounted to approximately $59,100 for the year ended June 30, 2016.

Note 7 — Note Payable

On March 29, 2016 the Company issued an unsecured short term promissory note to an unrelated party for a principal balance of $200,000, with a maturity date of June 15, 2017. The note bears interest at 6.5% per annum (18% in an event of default), which is due in arrears on the maturity date. As of June 30, 2016, there was $200,000 outstanding balance on this note payable. Interest expense on this bank loan amounted to approximately $3,300 for the year ended June 30, 2016.

Note 8 — Long Term Debt

Convertible Debentures

During January and February 2016, the Company consummated a bridge financing of convertible notes (the “Convertible Bridge Notes”) in the aggregate principal amount of approximately $950,000 in a private placement to raise capital to fund their operating expenses and capital expenditure requirements, with maturity dates in January and February 2018. The Convertible Bridge Notes issued in the bridge financing bear interest at the rate of 8% per annum, are unsecured obligations of the Company and will convert into shares of the Company's common stock upon the closing of the IPO, or any financing of at least $5,000,000 (“Qualified Financing”), at a conversion price equal to (i) 75% of the offering price of Qualified Financing (“Qualified Financing Price”), in the event such investor has purchased $500,000 in aggregate principal amount of convertible notes or greater, (ii) 82% of the offering price in the event such investor has purchased $250,000 in aggregate principal amount of Convertible Bridge Notes, but less than $500,000 or (iii) 93% of the offering price in the event such investor has purchased less than $250,000 in aggregate principal amount of Convertible Bridge Notes. Interest expense on these convertible debentures amounted to approximately $36,800 for the year ended June 30, 2016.

This conversion feature was considered to be a contingent conversion feature. The Company evaluated the conversion feature and concluded that it did not meet the criteria for derivative accounting and bifurcation nor were any beneficial conversion terms recognized, until such time as there is an IPO or other financing event, and such event results in at least $5 million being raised.

Convertible debentures consist of the following as of June 30, 2016:

Date of Debentures	Interest Rate	Conversion Price	Balance
Debenture#1 – January 17, 2016	8%	75% of Qualified Financing Price	$500,000
Debenture#2 – January 21, 2016	8%	93% of Qualified Financing Price	50,000
Debenture#3 – January 26, 2016	8%	93% of Qualified Financing Price	100,000
Debenture#4 – January 26, 2016	8%	82% of Qualified Financing Price	300,000
			$950,000

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Long Term Debt  – (continued)

Each of the convertible debentures above has a term of two years.

Loans Payable to Stockholders

Loans payable to stockholders including accrued interest, consist of:

Date of Initial Loans	Interest Rate	June 30,
		2016	2015
Loan#1 – February 7, 2012	14%	$125,000	$125,000
Accrued interest		96,565	69,669
Loan#1 outstanding balance		221,565	194,669
Loan#2 – February 19, 2012	14%	96,000	96,000
Accrued interest		74,160	53,504
Loan#2 outstanding balance		170,160	149,504
Loan#3 – Various	Prime +2% (5.5% at June 30, 2016) and 7% at June 30, 2015	174,115	182,865
Accrued interest		214,596	188,730
Loan#3 outstanding balance		388,711	371,595
Loan#4 – Various	6.5%	242,500	—
Accrued interest		2,210	—
Loan#4 outstanding balance		244,710	—
Loan#5 – June 24, 2016	6.5%	100,000	—
Accrued interest		105	—
Loan#5 outstanding balance		100,105	—
Total loans payable to stockholders, including accrued interest		$1,125,251	$715,768

Loans#1, 2 and 3 were originally due at various maturity dates through March 30, 2012, and thereafter became payable on demand. On March 17, 2016, the stockholders agreed to extend the maturity dates of the loans to July 1, 2017. All other terms of the loans remained the same and continued to accrue interest at the stated rates compounded annually.

One of the stockholders did not have a formal loan agreement (loan#3 above), and on December 31, 2015, the Company and the stockholder entered into a promissory note in the amount of $384,784, which included principal amount of $182,865 and accrued interest of $201,919. The note is due on July 1, 2017 and bears interest at the prime rate plus 2%, computed based on a 360-day year. In the event of a default, as defined in the note, the interest increases to a default rate of 18%. The Company may elect to pay principal or interest on the loan prior to maturity date without penalty. During the year ended June 30, 2016, the Company received additional loan of $2,500 from this stockholder and repaid $11,250.

During the year ended June 30, 2016, the Company entered into three loan agreements (loan#4 above) with a stockholder in an aggregate amount of $242,500. These notes are due on June 1, 2018 and bear interest at a rate of 6.5% computed based on a 360-day year. In the event of a default, as defined in the notes, the interest increases to a default rate of 18%. The Company may elect to pay principal or interest on the loans prior to maturity date without penalty.

On June 24, 2016, the Company entered into a loan agreement (loan#5 above) with a stockholder in the amount of $100,000. The note is due on June 1, 2018 and bears interest at a rate of 6.5% computed based on

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Long Term Debt  – (continued)

a 360-day year. In the event of a default, as defined in the note, the interest increases to a default rate of 18%. The Company may elect to pay principal or interest on the loan prior to maturity date without penalty.

Interest expense on these loans amounted to approximately $76,000 and $67,000 for the years ended June 30, 2016 and 2015, respectively.

Future maturities of long-term debt less current portion are as follows as of June 30, 2016:

As of June 30,
2017	$—
2018	2,075,251
$2,075,251

Note 9 — Income Tax

Deferred tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes.

For the years ended June 30, 2016 and 2015, deferred income tax was provided on temporary differences at a 40% tax rate. Significant components of the Company’s deferred tax assets and liabilities are as follows at June 30:

	June 30,
	2016	2015
Deferred Income Tax Asset:
Net operating loss carry forward	$1,060,000	$88,000
Inventory reserve	59,000	64,000
	1,119,000	152,000
Less valuation allowance	(1,119,000)	(152,000)
	$—	$—

A valuation allowance has been recorded to reduce the deferred tax asset balance to zero. The valuation allowance increased approximately $967,000 from June 30, 2015 to June 30, 2016.

The Company has net operating loss carry-forwards available to reduce future taxable income tax of approximately $2,661,000, at June 30, 2016, which begin to expire after the fiscal year ended June 30, 2035.

For the years ended June 30, 2016 and 2015, a reconciliation of the statutory rate and effective rate for the provisions for income taxes consists of the following:

	Year ended June 30,
	2016	2015
Federal tax statutory rate	(34.00)%	(34.00)%
State taxes, net of Federal tax benefit	(5.80)%	(5.83)%
Meals and entertainment (50%)	1.70%	1.68%
LLC to C Corporation conversion	—%	(12.88)%
Change of valuation allowance	38.10%	51.03%
Effective rate	0.00%	0.00%

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Income Tax  – (continued)

	Year ended June 30,
	2016	2015
Income tax provision for the years ended June 30, 2016 and 2015 consists of the following:
Federal
Current	$—	$—
Deferred	825,000	97,000
State
Current	—	—
Deferred	142,000	17,000
Foreign
Current	—	—
Deferred	—	—
	967,000	114,000
Change in valuation allowance	(967,000)	(114,000)
Income tax provision	$—	$—

The differences between the Company’s effective income tax rate and the statutory federal rate for the years ended June 30, 2016 and 2015 relate primarily to losses incurred for which no tax benefit was recognized, due to the uncertainty of realization. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible.

Management has performed its evaluation of all other income tax positions taken on all open income tax returns and has determined that there were no positions taken that do not meet the “more likely than not” standard. Accordingly, there are no provisions for income taxes, penalties or interest receivable or payable relating to uncertain income tax provisions in the accompanying financial statements. The Company’s tax filings are subject to the U.S. (Federal and State), Hong Kong and PRC tax bureau’s examination. The Company is not currently under examination by any tax bureau of each jurisdiction.

Note 10 — Commitments And Contingencies

Proposed IPO

On December 16, 2015, the Company entered into an engagement agreement (the “Engagement Agreement”) with an underwriter to advise and assist in a proposed IPO of up to approximately $20 million worth of common stock of the Company. The Engagement Agreement has a term of twelve months. The Company will pay the underwriter an underwriting discount of 7.0% of the public offering price, as well as warrants (the “Underwriter’s Warrants”) at the closing of the proposed IPO, to purchase that number of shares of common stock equal to 5% of the aggregate number of shares sold in the Offering. The Underwriter’s Warrants will be exercisable for a four-year term commencing one year from the effective date of the proposed IPO, at a price per share equal to 125.0% of the public offering price per share of common stock at the proposed IPO. The Underwriter’s Warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights), as well as customary anti-dilution provisions. Additionally, the Company will issue the underwriter an option, exercisable within 45 days after the closing of the proposed IPO, to acquire up to an additional 15% of the total number of shares to be offered by the Company in the proposed IPO, solely for the purpose of covering over-allotments. There is no assurance that the Company will be successful in its efforts to complete its proposed IPO.

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Commitments And Contingencies  – (continued)

Leases

On November 13, 2014 the Company entered into a lease for their premises in Sunnyvale, California, with a two-year term, expiring on December 31, 2016. On June 13, 2016, the Company entered into a lease for its office in Shenzhen, China with a one-year term expiring on June 12, 2017. The Company also has automobiles which it leases under leases that were determined to be accounted for as operating leases. The leases expire at various dates through December 16, 2017. Rent expense is recognized over the lease term on a straight-line basis and amounted to approximately $218,000 and $184,000 for the years ended June 30, 2016 and 2015, respectively.

Future minimum lease payments due under all of the operating leases are as follows:

Years Ending June 30:
2017	$137,742
2018	5,269
$142,511

Litigation

In its normal course of operations, the Company may, from time to time, be named as a defendant in legal actions and may be held liable for claims for damages arising out of such actions. The Company is not aware of any pending or threatened litigation that individually or collectively, will have a material adverse effect on the Company.

Note 11 — Subsequent Events

On September 12, 2016, the Company consummated a bridge financing in the form of a Convertible Bridge Note with a corporate investor in the principal amount of $500,000 for a 2-year term with a maturity date in September 2018. This Convertible Bridge Note bears interest at the rate of 8% per annum, is an unsecured obligation of the Company and will convert into shares of the Company's common stock upon the closing of a Qualified Financing at a conversion price equal to 75% of the Qualified Financing Price. This Convertible Bridge Note is subject to the same terms as those disclosed in Note 8.

Note 12 — Subsequent Events (Unaudited)

On October 8, 2016, the Company consummated a bridge financing in a form of a Convertible Bridge Note with an investor in the principal amount of $200,000 for a 2-year term with a maturity date in October 2018. This Convertible Bridge Note bears interest at the rate of 8% per annum, is unsecured and will convert into the Company’s shares of common stock upon the closing of a Qualified Financing at a conversion price equal to 93% of the Qualified Financing Price. This Convertible Bridge Note is subject to the same terms as those disclosed in Note 8.

On October 12, 2016, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with a lending institution for a Senior Secured Redeemable Debenture (“Debenture”). The Company issued an initial Debenture in the amount of $1,500,000 and received cash proceeds of approximately $1,338,000 (net of fees of approximately $162,000). We used part of the cash proceeds to repay the Bank Loan in the amount of approximately $128,000 on October 12, 2016. Under the terms of the Purchase Agreement, the Company is granted the options to issue additional Debentures up to the maximum amount of $3,000,000 if certain conditions are met including (i) no default occurs during the term of the Purchase Agreement, and (ii) approval by lending institution. The Debenture carries an interest rate of 18% per annum, is secured by the Company’s assets, and is personally guaranteed by two of the Company’s principal stockholders and officers. The Company is required to remit interest payments only for the months of November and December 2016, and monthly payments including principal and interest during the period between January 2017 and January 2018. The Company has the right to redeem the debenture in full prior to its maturity date. The Securities Purchase Agreement is subject to certain fees, including an advisory fee of $300,000 which is due in three installments, and has a term of 15 months from the closing date.

       Shares

Common Stock

PROSPECTUS

Joseph Gunnar & Co.

          , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the Nasdaq Capital Market listing fee.

SEC registration fee		$2,832.31
FINRA fees		$3,500
Nasdaq Capital Market listing fee		$50,000
Printing and engraving expenses*	$
Accounting fees and expenses*	$
Legal fees and expenses*	$
Blue sky fees and expenses*	$
Transfer agent and registrar fees and expenses*	$
Miscellaneous*	$
Total*	$

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

Bylaws

Pursuant to our bylaws, our directors and officers will be indemnified to the fullest extent allowed under the laws of the State of Delaware for their actions in their capacity as our directors and officers.

We must indemnify any person made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or Proceeding, by reason of the fact that he is or was a director, against judgments, penalties, fines, settlements and reasonable expenses (including attorney’s fees), or Expenses, actually and reasonably incurred by him in connection with such Proceeding if: (a) he conducted himself in good faith, and: (i) in the case of conduct in his own official capacity with us, he reasonably believed his conduct to be in our best interests, or (ii) in all other cases, he reasonably believes his conduct to be at least not opposed to our best interests; and (b) in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

We must indemnify any person made a party to any Proceeding by or in the right of us, by reason of the fact that he is or was a director, against reasonable expenses actually incurred by him in connection with such proceeding if he conducted himself in good faith, and: (a) in the case of conduct in his official capacity with us, he reasonably believed his conduct to be in our best interests; or (b) in all other cases, he reasonably believed his conduct to be at least not opposed to our best interests; provided that no such indemnification may be made in respect of any proceeding in which such person shall have been adjudged to be liable to us.

No indemnification will be made unless authorized in the specific case after a determination that indemnification of the director is permissible in the circumstances because he has met the applicable standard of conduct.

Reasonable expenses incurred by a director who is party to a proceeding may be paid or reimbursed by us in advance of the final disposition of such Proceeding in certain cases.

We have the power to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent or is or was serving at our request as an officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of the bylaws.

Delaware Law

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation and bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

1.1	Form of Underwriting Agreement
3.1**	Certificate of Incorporation of Registrant, as amended and restated, as currently in effect.
3.2**	By-laws of Registrant, as currently in effect
4.1	Form of stock certificate
4.2	Form of Underwriters’ Warrant (included in Exhibit 1.1)
5.1*	Opinion of Loeb & Loeb LLP
10.1#	Omnibus Stock Plan
10.2	Securities Purchase Agreement dated as of March 31, 2016 and effective as of October 12, 2016, by and between the Registrant and TCA Global Credit Master Fund, LP.
10.3	Senior Secured Redeemable Debenture dated as of March 31, 2016 and effective as of October 12, 2016, by the Registrant to TCA Global Credit Master Fund, LP.
10.4**	Subscription and Investor Rights Agreement between the Registrant and Certain Investors.
10.5**	Convertible Term Note.
10.6	Security Agreement dated as of March 31, 2016 and effective as of October 12, 2016, by and between UNorth One LLC and TCA Global Credit Master Fund, LP.
10.7	Guarantee Agreement dated as of March 31, 2016 and effective as of October 12, 2016, made by UNorth One LLC in favor of TCA Global Credit Master Fund, LP.
10.8	Pledge Agreement dated as of March 31, 2016 and effective as of October 12, 2016, by and between the Registrant, as pledgor, and TCA Global Credit Master Fund, LP.
10.9	Security Agreement dated as of March 31, 2016 and effective as of October 12, 2016, by and between the Registrant and TCA Global Credit Master Fund, LP.
10.10	Promissory Note dated June 24, 2016, by and between the Registrant and Michael Faro in the principal amount of $34,000.
10.11	Promissory Note dated May 18, 2016, by and between the Registrant and Michael Faro in the principal amount of $100,000.
10.12	Promissory Note dated April 27, 2016, by and between the Registrant and Michael Faro in the principal amount of $103,500.
10.13	Promissory Note dated December 31, 2015, by and between the Registrant and Michael Faro in the principal amount of $384,784.
10.14	Promissory Note dated June 24, 2016, by and between the Registrant and Lily Ju in the principal amount of $100,000.
10.15	Summary Promissory Note dated February 7, 2012, by and between the Registrant and Maryam Rowghani in the principal amount of $125,000.
10.16	Summary Promissory Note dated December 22, 2011, by and between the Registrant and Maryam Rowghani in the principal amount of $20,000.
10.17	Summary Promissory Note February 19, 2012, by and between the Registrant and Lily Ju in the principal amount of $76,000.
21.1**	Subsidiaries of the Registrant.
23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page).
99.1**	Consent of Lixin Ren to be Named as a Director Nominee
99.2**	Consent of Alexander Ruckdaeschel to be Named as a Director Nominee

#	Indicates management contract or compensatory plan.
*	To be filed by amendment.
**	Previously filed.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the Registrant is relying on Rule 430B (§230.430B of this chapter):
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 21, 2016.

MOTA GROUP, INC.

By:	/s/ Michael Faro Name: Michael Faro Title: President and Chief Executive and Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Michael Faro Michael Faro	Director, President and Chief Executive and Financial Officer (Principal Executive Officer, Financial and Accounting Officer)	October 21, 2016
/s/ Lily Q. Ju Lily Q. Ju	Director	October 21, 2016